EXECUTION VERSION

ASSET PURCHASE AND SALE AGREEMENT

by and between

LEINER HEALTH PRODUCTS L.L.C.,

and

PHARMACEUTICAL FORMULATIONS, INC.,

Dated July 8, 2005

ARTICLE I

PURCHASE OF ACQUIRED ASSETS AND ASSUMPTION OF ASSUMED LIABILITIES

1.1	Sale of Assets	2
1.2	Excluded Assets	4
1.3	Assumed Liabilities	5
1.4	Excluded Liabilities	6
1.5	Assignments; Cure Amounts	7

ARTICLE II

CLOSING; PURCHASE PRICE

2.1	Closing	7
2.2	Certain Closing Documentation.	7
2.3	Cash Deposit	8
2.4	Purchase Price.	8
2.5	Working Capital Adjustment.	9
2.6	Allocation of Purchase Price	12
2.7	Post-Closing Arrangements	12
2.8	Escrow Agreement	13

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.1	Corporate Status, etc.	13
3.2	Governmental Authorization	14
3.3	Conflicts, Consents, Non-Contravention	14
3.4	Certain Financial Information.	15
3.5	Absence of Undisclosed Liabilities	16
3.6	Absence of Changes	16
3.7	Litigation	16
3.8	Compliance with Laws; Permits.	16
3.9	Intellectual Property.	17
3.10	Insurance	17
3.11	Contracts.	18
3.12	Inventories.	19
3.13	Product Returns	19
3.14	Customers	19
3.15	Suppliers; Raw Materials	20
3.16	Brokers	20
3.17	Labor Matters	20
3.18	[RESERVED.]	20
3.19	Owned Real Property	20
3.20	Environmental Matters	21
3.21	Products.	21
3.22	Absence of Certain Business Practices	22
3.23	Territorial Restrictions	22
3.24	Confidentiality	23
3.25	No Guarantees	23
3.26	Records	23
3.27	Disclosure	23
3.28	Receivables	23
3.29	Taxes	24
3.30	Sufficiency of the Acquired Assets	24
3.31	ANDAs; 505(b)(2)s; NDAs	24
3.32	Subsidiaries	24

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

4.1	Corporate Status	25
4.2	Authorization, etc	25
4.3	Governmental Authorization	25
4.4	Conflicts; Consents, Non-Contravention	25
4.5	Compliance with Applicable Laws	26
4.6	Litigation	26
4.7	Financial Ability to Perform	26
4.8	Brokers	26
4.9	No Other Representations	26

ARTICLE V

COVENANTS

5.1	Conduct of the Seller	26
5.2	Reasonable Best Efforts; Satisfaction of Closing Conditions.	28
5.3	Edison Facility.	30
5.4	General Access and Information.	31
5.5	Contact with Customers and Suppliers, etc	31
5.6	Publicity	31
5.7	Employees.	32
5.8	Transfer Taxes	33
5.9	Bulk Transfer Laws	33
5.10	Refunds and Remittances	33
5.11	ANDA, 505(b)(2) and NDA Transfers	33
5.12	Further Assurances	34
5.13	Maintenance of Books and Records	34
5.14	Transfers Not Effected as of Closing	34
5.15	Trademark Matters.	35
5.16	Bankruptcy Court Approvals.	36
5.17	Auction Process	38
5.18	Non-Competition; Non-Disparagement.	39
5.19	Inventory Build	40

ARTICLE VI

CONDITIONS TO CLOSING

6.1	Conditions to the Obligations of the Seller and the Buyer	40
6.2	Conditions to the Obligation of the Buyer	41
6.3	Conditions to the Obligation of the Seller	42

ARTICLE VII

SURVIVAL; REMEDIES

7.1	No Survival of Representations and Warranties	43
7.2	Remedies.	43

ARTICLE VIII

TERMINATION

8.1	Termination of Agreement	44
8.2	Effect of Termination	46
8.3	Termination Payments.	46

ARTICLE IX

DEFINITIONS

9.1	Definition of Certain Terms	47

ARTICLE X

GENERAL PROVISIONS

10.1	Expenses	56
10.2	Certain Limitations	56
10.3	Notices	57
10.4	Binding Effect	58
10.5	Assignment; Successors	58
10.6	Amendment; Waivers, etc	58
10.7	Entire Agreement	59
10.8	Severability	59
10.9	Governing Law	59
10.10	Consent to Jurisdiction, etc.	59
10.11	Waiver of Punitive and Other Damages and Jury Trial.	60
10.12	No Third-Party Beneficiaries	61
10.13	Right to Rely	61
10.14	Time of Essence	61
10.15	Headings	61
10.16	Usage	61
10.17	Interpretation	61
10.18	Counterparts	61

Exhibit A:           Seller Disclosure Schedule

Exhibit B:           Buyer Disclosure Schedule

Exhibit C:           Bill of Sale

Exhibit D:           Assumption Agreement

Exhibit E:           Deposit Escrow Agreement

Exhibit F:           Escrow Agreement

Exhibit G:           Bidding Procedures Motion

Exhibit H:           Sale Motion

Exhibit I:           Bidding Procedures Order

Exhibit J:           Sale Order

          ASSET PURCHASE AND SALE AGREEMENT, dated July 8, 2005 (as such may be amended, restated or supplemented from time to time and including the Seller Disclosure Schedule attached hereto as Exhibit A and the Buyer Disclosure Schedule attached hereto as Exhibit B, this "Agreement”), by and between Leiner Health Products, L.L.C., a Delaware limited liability corporation (the "Buyer”), and Pharmaceutical Formulations, Inc., a Delaware corporation (the "Seller”). Capitalized terms used in this Agreement are defined in Article IX.

R E C I T A L S:

          WHEREAS, the Seller is engaged in the business of developing, producing, selling and marketing in the United States from the Edison Facility a variety of non-prescription (sometimes called "over-the-counter” or "OTC”), solid dose pharmaceutical products primarily sold under customers’ store brands or other private labels, manufactured under contract or sold in bulk (the "Products”, and such business (excluding, however, the Non-Acquired Business), the "PFI Business”);

          WHEREAS, the Seller is also engaged in the business of developing, producing, marketing and distributing powdered, dietary natural fiber supplements in the United States and several foreign countries primarily through Konsyl Pharmaceuticals, Inc. ("Konsyl”), a wholly-owned subsidiary of the Seller (such business, the "Non-Acquired Business”);

          WHEREAS, the Seller shall file as promptly as practicable, but in no event later than three (3) Business Days, after the date hereof, a voluntary petition (the "Petition”) for reorganization relief pursuant to Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (as amended, the "Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court”, and such case, the "Bankruptcy Case”); and

          WHEREAS, upon the terms and subject to the conditions set forth herein and as authorized under Sections 105, 363 and 365 of the Bankruptcy Code, the Buyer desires to purchase and assume from the Seller, and the Seller desires to sell, transfer, assign, convey and deliver to the Buyer, substantially all of the assets relating to the PFI Business (other than (i) assets solely related to products manufactured or sold by or for Konsyl, including products manufactured by the Seller on behalf of Konsyl, and (ii) any assets of the Non-Acquired Business), together with certain obligations and liabilities relating thereto (together with the other transactions contemplated in this Agreement, the "Transaction”);

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE OF ACQUIRED ASSETS AND ASSUMPTION OF ASSUMED LIABILITIES

          1.1        Sale of Assets. Subject to and upon the terms and conditions set forth in this Agreement, on the Closing Date, the Seller shall sell, transfer, convey, assign and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to the Buyer, and the Buyer shall purchase and accept from the Seller, all of the Seller’s rights, title and interest in, to and under (i) the assets, properties, rights, claims, contracts and businesses of every kind, character and description, whether tangible or intangible, whether personal or mixed, whether accrued, contingent or otherwise, and wherever located, which are shown on the Reference Balance Sheet (other than any Excluded Assets and Excluded Liabilities); and (ii) the assets, properties, rights, claims, contracts and businesses of every kind, character and description, whether tangible or intangible, whether personal or mixed, whether accrued, contingent or otherwise, and wherever located, that are used or held for use in, or are otherwise required for, the PFI Business, including all those items in the following categories that are used or held for use in, or otherwise required for, the PFI Business, whether or not shown on the Reference Balance Sheet (other than the Excluded Assets):

          (a)       Equipment. All machinery, furniture, equipment, automobiles, trucks, vehicles, tooling, tools, dies, molds, office equipment, furnishings and other items of personal property listed in Section 1.1(a) of the Seller Disclosure Schedule;

          (b)       Inventory. All inventory, finished goods, works in process, raw materials, ingredients and packaging materials excluding any capitalized variances (collectively, the "PFI Inventory”);

          (c)       Materials and Supplies. All materials, supplies, parts, point of purchase materials, accessories, goods and other like products or items;

          (d)       Intellectual Property. All Intellectual Property and all rights thereunder or in respect thereof that are either owned by or licensed to the Seller, including but not limited to those identified in Section 3.9 of the Seller Disclosure Schedule, and including but not limited to, rights to sue for and remedies against past, present and future infringements thereof, rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (collectively, the "Acquired Intellectual Property”);

          (e)       Contracts. All rights in and to written and oral distribution agreements, customer agreements, consignment agreements, agency agreements, co-packing agreements, license agreements, leases, broker agreements and confidentiality agreements that are identified on Section 1.1(e) of the Seller Disclosure Schedule; all rights in and to purchase orders for the sale or purchase of goods and services, or both, that are identified on Section 1.1(e) of the Seller Disclosure Schedule; and all rights in and to other contracts and other agreements of whatever nature (whether written or oral) to which any transferring party is a party or otherwise has rights under that are identified on Section 1.1(e) of the Seller Disclosure Schedule (such identified contracts listed on Section 1.1(e) of the Seller Disclosure Schedule collectively, the "Acquired Contracts”);

          (f)       Accounts Receivable. All accounts and notes receivable, letters of credit and other rights to receive payments (collectively, "Acquired Accounts Receivable”);

          (g)       Claims. All rights, privileges, claims, demands, prepayments, deposits, refunds, indemnification agreements in favor of any transferring party with, and indemnification and similar rights against, third parties, warranty claims (to the extent transferable), offsets and other claims, except for claims of the Seller against third-parties involving matters currently in litigation and for claims against the Seller’s customers where the lawsuit has been initiated by a party other than the Seller or its Affiliates (the "Acquired Claims”);

          (h)       Books and Records. All sales and business records, files, databases, books of account, customer and supplier lists, books and records related to Taxes related primarily to the PFI Business and the Acquired Assets, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising materials, customer lists, cost and pricing information, business plans, quality control records and manuals, blueprints, research and development files, credit records of customers and other books and records, manuals and other materials (in any form or medium) (collectively, the "Acquired Books and Records”);

          (i)       Goodwill. All goodwill (the "Acquired Goodwill”);

          (j)       Permits. All of the material licenses, permits, and other governmental authorizations, including ANDAs, necessary to conduct the PFI Business as presently conducted (collectively, the "Permits”);

          (k)       UPC Codes. All UPC codes used on the Products;

          (l)       Information Technology. All application systems and Software, systems hardware and networking and communications assets, including, without limitation, those described in Section 1.1(l) of the Seller Disclosure Schedule (the "Acquired Information Technology”); and

          (m)       ANDAs and 505(b)(2)s. All ANDAs and 505(b)(2)s listed in Section 1.1(m) of the Seller Disclosure Schedule.

The assets described in clause (i) above and this clause (ii) are collectively the "Acquired Assets”. Subject to the terms and conditions hereof, at the Closing, the Acquired Assets shall be transferred or otherwise conveyed to the Buyer free and clear of all liabilities, obligations and Liens excepting only Assumed Liabilities and Permitted Liens.

          1.2        Excluded Assets. Notwithstanding anything to the contrary herein, the Acquired Assets shall not include the Excluded Assets. "Excluded Assets” shall mean all assets, properties, rights, claims, contracts and businesses of every kind, character and description, whether tangible or intangible, whether personal or mixed, whether accrued, contingent or otherwise and wherever located, that are used solely or held solely for use in, or otherwise solely required for the Non-Acquired Business, including but not limited to the following assets, which are to be retained by the Seller or the Subsidiaries of the Seller and not sold or assigned to the Buyer:

          (a)        Cash, cash equivalents and short-term investments;

          (b)        All machinery, equipment, tooling, tools, office equipment and similar items of personal property used solely in the Non-Acquired Business or not located at the Edison Facility;

          (c)        All inventory, finished goods, works in process, raw materials, ingredients and packaging material related solely to the Non-Acquired Business;

          (d)        All material, supplies, parts, point of purchase materials, accessories, goods and other like products or items related solely to the Non-Acquired Business;

          (e)        All Intellectual Property and all rights thereunder or in respect thereof that are either owned or licensed to the Seller related solely to the Non-Acquired Business and all rights to sue for and remedies against infringements of such Intellectual Property rights that arose prior to the Closing Date;

          (f)        All rights in and to all written and oral distribution agreements, customer agreements, consignment agreements, agency agreements, co-packing agreements, license agreements, leases, broker agreements, confidentiality agreements, all purchase orders for the sale or purchase of goods and services, or both, and all other contracts and other agreements of whatever nature (whether written or oral) to which any transferring party is a party or otherwise has rights under except the Acquired Contracts;

          (g)        All accounts and notes receivable, letters of credit and other rights to receive payments related solely to the Non-Acquired Business;

          (h)        All prepaid expenses, security deposits, deferred finance charges, credits or similar advance payments;

          (i)        Other than the Acquired Claims, (i) all rights, privileges, claims, demands, prepayments, deposits, refunds, indemnification agreements in favor of any transferring party with, and indemnification and similar rights against, third parties, warranty claims, and offsets solely related to the Non-Acquired Business, (ii) all claims by the Seller under this Agreement or agreements to be entered into by the Seller pursuant to this Agreement or under Sections 544, 545, 547 and 548 of the Bankruptcy Code and (iii) all other claims (including claims for refunds of Taxes or other governmental charges), damages, suits, controversies and causes of action of any kind or character whatsoever, whether known or unknown, asserted or unasserted, and including but not limited to any state, federal, contractual, tort, equitable, statutory or common law claims for damages, injunctive relief or other recovery of any kind whatsoever, that the Seller or any of its Affiliates have or may have;

          (j)        All books and records other than Acquired Books and Records, including but not limited to those relating to Taxes, books of account and litigation files;

          (k)        All personnel records;

          (l)        All goodwill other than the Acquired Goodwill;

          (m)        All real property owned or leased by the Seller;

          (n)        All licenses, permits, and other governmental authorizations that are solely used in connection with the ownership or operation of real property or the conduct of the Non-Acquired Business;

          (o)        All rights to loss carryforwards of the Seller;

          (p)        All minute books, stock books and corporate seals;

          (q)        All shares of capital stock of Konsyl and any other Subsidiary of the Seller;

          (r)        All insurance policies and rights and proceeds thereunder;

          (s)        All rights in connection with, and assets of, any employee benefit plans;

          (t)        All rights, title and interest in the assets set forth in Section 1.2(t) of the Seller Disclosure Schedule; and

          (u)        All intercompany receivables.

          1.3        Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement and excluding the Excluded Liabilities, on the Closing Date, the Buyer shall assume and thereafter pay, perform and discharge when due the following obligations, liabilities, debts, charges, fees, commitments, expenses and disbursements of the Seller and the Subsidiaries of the Seller that have not been paid, performed or discharged as of the Closing (the "Assumed Liabilities”):

          (a)        Any and all trade accounts payable set forth in the Trade Payables Certificate; and

          (b)        Any and all liabilities, obligations and commitments arising out of Acquired Contracts and any and all liabilities, obligations and commitments arising out of Acquired Contracts that are entered in the ordinary course of business consistent with past practice after the date hereof and on or prior to Closing in accordance with this Agreement, in each case to the extent that such Acquired Contracts are validly assigned to the Buyer.

          1.4        Excluded Liabilities. Notwithstanding any provision of this Agreement or any Collateral Agreement and regardless of any disclosure to the Buyer, except as set forth in Section 1.3, the Buyer shall not assume and the Seller and Subsidiaries of the Seller shall retain all liabilities, obligations or commitments of the Seller and the Subsidiaries of the Seller, whether contingent or material, known or unknown, and whether relating to or arising out of the operation of the PFI Business or the Acquired Assets prior to the Closing (the "Excluded Liabilities”), including (but not limited to):

          (a)        any and all non-ordinary course accounts payable of the Seller on the Closing Date arising out of the operation and conduct of the PFI Business prior to or on the Closing;

          (b)        any and all Taxes arising out of, relating to or in respect of the PFI Business for any Pre-Closing Tax Period;

          (c)        any and all liabilities, obligations and commitments of the Seller associated with any leased real or personal property (other than property that is the subject of any Acquired Contract);

          (d)        any and all liabilities, obligations and commitments of the Seller relating to or arising out of the Excluded Assets;

          (e)        any and all liabilities, obligations and commitments of the Seller with respect to environmental conditions, the presence or release of Hazardous Substances and violations of Environmental Laws, existing or occurring on or prior to the Closing.

          (f)        any and all liabilities, obligations and commitments of the Seller with respect to current or former Employees and their dependents and beneficiaries including, but not limited to, arising under any collective bargaining agreement, Employee Benefit Plan, COBRA or WARN;

          (g)        any and all liabilities, obligations and commitments of the Seller or its Affiliates relating to or arising out of (i) any third-party debt (other than trade accounts payable assumed under Section 1.3) incurred or owed by the Seller or any Affiliate of the Seller or (ii) any intercompany debt incurred or owed by the Seller or any Affiliate of the Seller;

          (h)        any and all costs, liabilities, obligations and commitments associated with the closing of the Seller’s business, including but not limited to the closing of the Edison Facility; and

          (i)        any and all accrued expenses, including but not limited to commissions payable and negative cash.

          1.5        Assignments; Cure Amounts. The Seller shall assume and assign all Acquired Contracts to the Buyer as of the Closing Date pursuant to Section 365 of the Bankruptcy Code and the Sale Order. In connection with such assumption and assignment, the Seller shall cure all monetary and non-monetary defaults arising under such Acquired Contracts to the extent required by Section 365(b) of the Bankruptcy Code. The cure amount (the "Cure Amount”) under any Acquired Contract shall be an amount determined by the Seller based upon its books and records, provided, however, if any non-debtor party to such Acquired Contract disputes such amount, the Cure Amount for such Acquired Contract shall be the amount determined by the Bankruptcy Court.

ARTICLE II

CLOSING; PURCHASE PRICE

          2.1        Closing. The closing of the Transaction (the "Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., New York time, on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their (i) terms cannot be waived and must be fulfilled, and (ii) nature are to be fulfilled only at the Closing, but subject to the fulfillment or waiver (subject to Applicable Law) of such conditions), or at such other place, time and date as the parties hereto may agree. The "Closing Date” shall be the date upon which the Closing occurs.

          2.2        Certain Closing Documentation.

          (a)        At the Closing, the sale, transfer, assignment, conveyance and delivery of the Acquired Assets shall be effected pursuant to a bill of sale and assignment substantially in the form of Exhibit C attached hereto (the "Bill of Sale”).

          (b)        At the Closing, the Seller shall execute and deliver customary instruments of assignment or transfer, in form suitable for recording in the appropriate office or bureau, to record the transfer of the Acquired Intellectual Property to the Buyer (collectively, the "Intellectual Property Instruments”).

          (c)        At the Closing, the assumption of the Assumed Liabilities shall be effected pursuant to an assignment and assumption agreement substantially in the form of Exhibit D attached hereto (the "Assumption Agreement”) and such other documents and instruments as may be reasonably necessary in order to effect the Buyer’s assumption of the Assumed Liabilities.

          2.3        Cash Deposit. Upon the execution of a deposit escrow agreement substantially in the form attached hereto as Exhibit E (the "Deposit Escrow Agreement”), the Buyer shall deposit with the escrow agent designated in the Deposit Escrow Agreement (the "Deposit Escrow Agent”), by certified check or wire transfer of immediately available funds, the sum of $750,000 (together with interest accrued thereon, the "Cash Deposit”) to be held and disposed of by the Deposit Escrow Agent in an interest-bearing account pursuant to the terms and conditions of the Deposit Escrow Agreement. On the Closing Date, the Cash Deposit shall be paid to the Seller in accordance with Section 2.4(a) hereof. If this Agreement is terminated (i) in accordance with Section 8.1(e), the Cash Deposit shall be released to the Seller, in accordance with the Deposit Escrow Agreement, within five (5) Business Days of such termination or (ii) in accordance with any other subsection of Section 8.1, the Cash Deposit shall be released to the Buyer, in accordance with the Deposit Escrow Agreement, within five (5) Business Days of such termination. For the avoidance of doubt, interest on the Cash Deposit shall be delivered in accordance with the Deposit Escrow Agreement.

          2.4        Purchase Price.

          (a)         Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, transfer, assignment, conveyance and delivery of the Acquired Assets, the Buyer shall (i) assume the Assumed Liabilities and (ii) pay to the Seller at the Closing by wire transfer of immediately available funds an amount equal to the sum of (x) the sum of (A) $23,000,000 minus (B) the Cash Deposit (such aggregate amount plus the Cash Deposit, the "Purchase Price”), as such Purchase Price may be adjusted in accordance with Section 2.4(b) (the "Adjusted Purchase Price”), minus (y) the Escrow Amount. The Adjusted Purchase Price shall be subject to further adjustment following the Closing as provided in Section 2.5. The Seller shall deliver wire transfer instructions to the Buyer not fewer than two (2) days prior to the anticipated Closing Date.

          (b)        Not less than five (5) Business Days prior to the scheduled Closing, the Seller will deliver to the Buyer a notice indicating the Seller’s good faith estimate of the Net Working Capital for the PFI Business as of the Closing (the "Estimated Net Working Capital”), along with a certificate of a duly authorized officer of the Seller certifying the foregoing. If the Estimated Net Working Capital is less than $10,785,000 (the "Target Net Working Capital”), then such shortfall (the "Estimated Adjustment”) shall be deducted from the Purchase Price at Closing.

          (c)        At the Closing, the Buyer shall deposit with the Escrow Agent pursuant to the Escrow Agreement, by certified check or wire transfer of immediately available funds, the sum of $4,000,000 (the "Escrow Amount”). Pursuant to the Escrow Agreement, the Escrow Amount, together with accrued interest thereon, shall either (i) be applied as a payment towards the Purchase Price as provided in Section 2.5, or (ii) be returned to the Buyer in the event this Agreement is terminated in accordance with Article VIII.

          2.5        Working Capital Adjustment.

          (a)        Closing Balance Sheet. As soon as reasonably practicable following the Closing Date, and in any event within 30 days thereafter, the Seller shall prepare and deliver to the Buyer (i) the unaudited balance sheet of the PFI Business as of the close of business on the Closing Date (the "Closing Balance Sheet”) as prepared by Grant Thornton LLP ("Seller’s Accountants”), together with the reports and work papers of Seller’s Accountants, and (ii) a calculation of (A) the sum of accounts receivable and inventory less (B) accounts payable (such calculation, "Net Working Capital”) as reflected on the Closing Balance Sheet (the "Closing Net Working Capital Amount”) (together with reasonable back-up information providing the basis for such balance sheet and calculation). Except as set forth in Section 2.5(a) to the Seller Disclosure Schedule, the Closing Balance Sheet and the calculation of Net Working Capital shall be prepared in accordance with generally accepted accounting principles and practices of the United States in effect from time to time ("GAAP”), and on a basis consistent with the preparation of the Financial Statements and with the calculations used to determine the Target Net Working Capital, including appropriate closing adjustments as if the Closing were at a fiscal year end. In order for the Seller to prepare the Closing Balance Sheet, the Buyer will provide to the Seller and the Seller’s employees, Seller’s Accountant and other advisors prompt and full on-site access as shall be reasonable under the circumstances to the personnel and books, records, work papers and all other supporting accounting documents of the PFI Business (and shall provide copies of such books, records, work papers and other supporting accounting documents as may be reasonably requested), to the extent reasonably related to the preparation of the Closing Balance Sheet and the calculation of the Closing Net Working Capital Amount. The Seller shall also give the Buyer and its representatives, including Ernst & Young ("Buyer’s Accountant”), access to all work papers and all other supporting accounting documents of the PFI Business related to the preparation of the Closing Balance Sheet. In addition, the Buyer and its representatives, including Buyer’s Accountant, shall be entitled to ask questions, receive answers and request such other data and information from the Seller and Seller’s Accountant as shall be reasonable under the circumstances. The Seller shall also cause Seller’s Accountant to provide to Buyer’s Accountant access to work papers prepared pursuant to the audit of the Closing Balance Sheet.

          (b)        Disputes. If the Buyer disagrees with the calculation of the Closing Net Working Capital Amount or any element relevant thereto, it shall notify the Seller of such disagreement in writing within 30 days after the Buyer’s receipt of the Closing Balance Sheet, which notice shall set forth in reasonable detail the particulars of such disagreement. In the event that the Buyer does not provide such a notice of disagreement within such 30-day period or the Buyer affirmatively notifies the Seller that it agrees with the calculation of the Closing Net Working Capital Amount, the Buyer shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Net Working Capital Amount delivered by the Seller, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by the Buyer, the Buyer and the Seller shall use their reasonable best efforts for a period of 15 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Closing Net Working Capital Amount. If, at the end of such period, they are unable to resolve such disagreement in a written agreement, then an independent accounting firm of nationally recognized standing mutually selected by the Seller and the Buyer (the "Auditor”) shall resolve any remaining disagreements. If the Seller and the Buyer do not promptly agree on the selection of the Auditor, which shall occur no later than 5 Business Days after the end of the 15-day period referred to above, then the Buyer’s Accountant and the Seller’s Accountant shall jointly select an independent accounting firm of nationally recognized standing to act as Auditor pursuant to this Section 2.5. The Auditor shall determine (and written notice thereof shall be given to the Seller and the Buyer) as promptly as practicable, but in any event within 15 days of the date on which such dispute is referred to the Auditor, based solely on written submissions detailing the disputed items forwarded by the Seller and the Buyer to the Auditor within 5 Business Days following the Auditor’s selection, (i) whether the Closing Balance Sheet was prepared in accordance with the standards set forth in this Section 2.5 and (ii) (only with respect to the disputed items submitted to the Auditor) whether and to what extent (if any) the Closing Net Working Capital Amount determined requires adjustment. The parties shall share equally the fees and expenses of the Auditor. The determination of the Auditor shall be final, conclusive and binding on the parties, and the Auditor’s determination of the amount of the Closing Net Working Capital Amount shall then be deemed to be the Closing Net Working Capital Amount for purposes of this Section 2.5. The Closing Balance Sheet, as adjusted in accordance with the resolution of any disagreement with respect thereto pursuant to this Section 2.5 or, if no notice of disagreement is delivered to the Seller by the Buyer in accordance with this Section 2.5, as delivered by the Seller to the Buyer in accordance with this Section 2.5, shall be referred to in this Agreement as the "Final Closing Balance Sheet.”

          (c)        Payment. The date on which the Closing Net Working Capital Amount is accepted or finally determined in accordance with this Section 2.5 is referred to as the "Determination Date” and such accepted or finally determined Closing Net Working Capital Amount is referred to as the "Final Net Working Capital Amount.” On the fifth (5th) Business Day following the Determination Date, the following payments shall be made in immediately available funds by wire transfer to an account specified by the recipient prior to such date:

          (i)        If (y) the Final Net Working Capital Amount is less than both (A) the Target Net Working Capital and (B) the Estimated Net Working Capital and (z) the Estimated Adjustment at Closing is greater than zero:

(a) an amount in immediately available same day funds equal to the difference between (y) the Estimated Net Working Capital minus (z) the Final Net Working Capital Amount (such difference, the "Principal Amount”) shall be remitted to the Buyer from the Escrow Account in accordance with the terms of the Escrow Agreement, together with interest on such Principal Amount at an annual rate equal to the prime rate of interest calculated on a 365-day year (as quoted daily by the WallStreetJournal) (the "Interest Rate”) from the Closing Date to the date of the payment of such Principal Amount to the Buyer (collectively, the "Shortfall Principal Amount”);

(b) If the Escrow Amount is less than the Shortfall Principal Amount, an amount in immediately available same day funds equal to such shortfall shall be remitted to the Buyer from the Seller on the same day the Principal Amount is remitted to the Buyer; and

(c) If the Escrow Amount is greater than the Shortfall Principal Amount, the difference between the Escrow Amount and the Shortfall Principal Amount shall be remitted to the Seller on the same day the Shortfall Principal Amount is remitted to the Buyer.

          (ii)        If (y) the Final Net Working Capital Amount is less than the Target Net Working Capital and (z) there was no Estimated Adjustment:

(a) an amount in immediately available same day funds equal to the difference between (y) the Target Net Working Capital minus (z) the Final Net Working Capital Amount (such difference, the "B Principal Amount”) shall be remitted to the Buyer from the Escrow Account in accordance with the terms of the Escrow Agreement, together with interest on such B Principal Amount at the Interest Rate from the Closing Date to the date of the payment of such B Principal Amount to the Buyer (collectively, the "B Shortfall Principal Amount”);

(b) if the Escrow Amount is less than the B Shortfall Principal Amount, an amount in immediately available same day funds equal to such shortfall shall be remitted to the Buyer from the Seller on the same day the B Principal Amount is remitted to the Buyer; and

(c) if the Escrow Amount is greater than the B Shortfall Principal Amount, the difference between the Escrow Amount and the Shortfall Principal Amount shall be remitted to the Seller on the same day the B Shortfall Principal Amount is remitted to the Buyer.

          (iii)        If the Final Net Working Capital Amount is greater than either Target Net Working Capital or the Estimated Net Working Capital:

(a) The Escrow Amount shall be released to the Seller in accordance with the terms of the Escrow Agreement; and

(b) An amount in immediately available same day funds equal to the difference between (y) the Final Net Working Capital Amount and (z) the smaller of the Target Net Working Capital and the Estimated Net Working Capital (the "Working Capital Excess”) shall be remitted to the Seller from the Buyer together with interest on the Working Capital Excess at an annual rate equal to the Interest Rate from the Closing Date to the date of the payment of the Working Capital Excess to the Seller (collectively, the "Excess Principal Amount”).

          (d)        Release of Escrow Funds. The Buyer and the Seller agree that once the Final Net Working Capital Amount is finally determined pursuant to this Section 2.5, they will promptly prepare and send a written notice to the Escrow Agent, in accordance with the terms and conditions of the Escrow Agreement, which provides the allocation of the Escrow Amount in accordance with this Section 2.5. If there are any conflicts with respect to the distribution of interest, the terms of the Escrow Agreement shall govern such distributions.

          2.6        Allocation of Purchase Price. No later than thirty (30) days following the Closing Date, the Seller shall provide the Buyer with a proposed allocation (for U.S. federal income tax purposes) of the consideration among the Acquired Assets. If the Buyer does not object in writing to such allocation within thirty (30) days, such proposed allocation shall be the final allocation. If the Buyer does object within such thirty (30) day period, the Buyer and the Seller shall use good faith efforts to agree on an allocation and, if they cannot agree within thirty (30) days, such allocation shall be determined by an independent accountant selected in accordance with the procedure set forth in Section 2.5(b). The Seller, on the one hand, and the Buyer, on the other, agree to file (and cause their respective affiliates to file) all Tax Returns consistent with the final allocation and not take any position contrary to such allocation with any Governmental Entity without the express written consent of the other.

          2.7        Post-Closing Arrangements. At the Closing in the absence of a written agreement, the provision of any data processing, accounting, insurance, banking, personnel, legal, communications and other services provided to the PFI Business by the Seller or its Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate without any further action or liability on the part of the parties thereto. Notwithstanding the foregoing, in the absence of a written agreement, the provision of any services (similar to those contemplated in the preceding sentence) by the Seller or any of its Affiliates that have been specifically requested by the Buyer with respect to the PFI Business from and after the Closing shall be for the convenience, and at the expense of, the Buyer only and shall be furnished, if reasonably convenient to be furnished, without any liability on the part of the Seller or its Affiliates with respect thereto.

          2.8        Escrow Agreement. At the Closing, the Seller, the Buyer and a bank in the United States to be mutually agreed upon by the parties within ten (10) days of the date of this Agreement (the "Escrow Agent”), will enter into an escrow agreement in form and substance customary in similar transactions and substantially in the form attached hereto as Exhibit F (the "Escrow Agreement”), and the Buyer will deposit the Escrow Amount with the Escrow Agent to be held and disposed of by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement (the "Escrow Account”). Delivery of funds by the Escrow Agent to the applicable parties shall be made pursuant to the terms of the Escrow Agreement. Once the Final Net Working Capital Amount is determined pursuant to Section 2.5, and, if required, the corresponding distribution of funds out of the Escrow Account is made by the Escrow Agent to the Buyer, the balance of the Escrow Account, if any, shall be released to the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

          The Seller represents and warrants to the Buyer as of the date hereof, and as of the Closing Date, as follows:

          3.1        Corporate Status, etc.

          (a)       Organization. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its properties, including the Acquired Assets, and to carry on its business, including the PFI Business, as presently conducted. The Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in Section 3.1(a) of the Seller Disclosure Schedule, which are the only jurisdictions in which the operation of its portion of the PFI Business or the character of the properties owned, leased or operated by it in connection with the PFI Business makes such qualification or licensing necessary, except where the failure to be so licensed or qualified has not had, and is not reasonably expected to have, a Material Adverse Effect.

          (b)       Authorization, etc. Subject to the entry of the order of the Bankruptcy Court approving the consummation by the Buyer of the Transaction under Sections 105, 363 and 365 of the Bankruptcy Code (the "Sale Order”), the Seller has the requisite corporate power and authority to execute and deliver, and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. Subject to the entry of the Sale Order, the execution and delivery by the Seller of this Agreement and the performance of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of the Seller. The Board of Directors of the Seller has resolved to request that the Bankruptcy Court approve this Agreement, and the transactions contemplated hereby; provided that such request may be withdrawn, modified or amended only in accordance with the provisions of Sections 5.17 and 5.18. Subject to the entry of the Bidding Procedures Order, the Seller has full power and authority to grant the Break-Up Fee and the Expense Reimbursement without further order of the Bankruptcy Court, and the Break-Up Fee and Expense Reimbursement shall constitute administrative expenses of the Seller under section 503(b)(1) of the Bankruptcy Code. This Agreement has been duly executed and delivered by the Seller and, subject to the entry of the Sale Order and assuming the due authorization, execution and delivery of each such agreement by the Buyer, each such agreement will be a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

          3.2        Governmental Authorization. Except as set forth in Section 3.2 of the Seller Disclosure Schedule, and subject to the entry of the Sale Order, the execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby and thereby, does not require the Seller to obtain any consent, approval, Permit or Order of, make any filing with, or give any notice to, any Governmental Authority under any Applicable Laws except where the failure of which to obtain would not result in a Material Adverse Effect.

          3.3        Conflicts, Consents, Non-Contravention. Except as disclosed in Section 3.3 of the Seller Disclosure Schedule, and subject to the entry of the Sale Order, the execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby and the performance by the Seller of its obligations hereunder, will not:

          (a)        violate any provision of the charter, bylaws or any other organizational document of the Seller (unless the same is rendered inapplicable by order of the Bankruptcy Court);

          (b)        except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, violate, conflict with, result in the breach of or default under (or with notice, lapse of time, or both would result in such a breach or default), result in any modification of the effect of, provide the other contracting party the right to terminate or materially amend, or require the other contracting party to consent to the assignment or continuation of, any Acquired Contract to which the Seller is a party or to which the Seller or any Acquired Asset is bound or subject;

          (c)        result in or require the creation or imposition of any Lien on the Acquired Assets, except for Permitted Liens or Liens created by the Buyer;

          (d)        violate any Order against or binding upon the Seller;

          (e)        except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, violate any agreement with, or condition imposed by, any Governmental Authority upon the Seller or any Seller Subsidiary;

          (f)        subject to obtaining the governmental authorizations referred to in Section 3.2, violate any Applicable Law, the violation of which would result in a Material Adverse Effect; or

          (g)        result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or a revocation of, any Permit utilized in the operation of the PFI Business or any ANDAs, in each case which would result in a Material Adverse Effect.

          3.4        Certain Financial Information.

          (a)        Section 3.4(a) of the Seller Disclosure Schedule contains complete and correct copies of (i) net sales and gross profit attributable to the PFI Business for the fiscal year ended January 1, 2005 and for the three-month periods ended April 2, 2005, (ii) expenses allocable to the PFI Business for the fiscal year ended January 1, 2005 and the three-month periods ended April 2, 2005, and (iii) value of all Acquired Assets and any other products related to the PFI Business as of April 2, 2005. All such statements were prepared in good faith from the books and records of the Seller and the Seller Subsidiaries, which contain all properly recorded transactions of the PFI Business and have been prepared in accordance with GAAP on a consistent basis.

          (b)        Section 3.4(b) of the Seller Disclosure Schedule contains complete and correct copies of (i) the consolidated statements of operations, changes in stockholders’ equity and cash flows of the Seller and the Seller Subsidiaries for the fiscal year ended January 1, 2005 and the consolidated balance sheet of the Seller and the Seller Subsidiaries as at such date, together with the notes thereto, audited by Grant Thornton LLP, the Seller’s certified public accountants, (ii) the unaudited consolidated statements of operations, changes in shareholders’ equity, and cash flows of the Seller and the Seller Subsidiaries for the three months ended April 2, 2005 and the unaudited consolidated balance sheet as at such date, and (iii) an unaudited balance sheet for the Seller and the Seller Subsidiaries as at April 2, 2005, which shall exclude the Excluded Assets and Excluded Liabilities (collectively, the "Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to year-end adjustment and do not contain all footnote disclosures required by GAAP) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Seller and the Seller Subsidiaries as at the dates thereof or for the periods presented therein.

          3.5        Absence of Undisclosed Liabilities. Each of the Seller and the Seller Subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the PFI Business, except (a) as set forth in Section 3.5 of the Seller Disclosure Schedule, (b) as and to the extent disclosed or reserved against in the Financial Statements (excluding the notes thereto) and (c) for liabilities and obligations that (i) were incurred after the latest date contained in the Financial Statements in the ordinary course of business consistent with past practice and (ii) individually and in the aggregate are not material to the PFI Business and have not had or resulted in, and shall not have or result in, a Material Adverse Effect.

          3.6        Absence of Changes.  Since January 1, 2005, except (a) as disclosed in Section 3.6 of the Seller Disclosure Schedule and (b) in connection with the Transaction, (i) the Seller and the Seller Subsidiaries have operated the PFI Business in the ordinary course of business consistent with past practice, (ii) the PFI Business has not suffered a Material Adverse Effect and (iii) neither the Seller nor the Seller Subsidiaries has taken any of the actions set forth in Section 5.1. For the purposes of this Section 3.6, the filing with the Bankruptcy Court of the Petition in and of itself shall not constitute a Material Adverse Effect, it being understood, however, that the effects of the filing of the Petition will be taken into consideration in determining whether or not there has been, or is reasonably likely to be, a Material Adverse Effect.

          3.7        Litigation. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, there is no judicial or administrative action, claim, proceeding, demand, suit, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened against the Seller before any Governmental Entity that have not had or resulted in, and shall not have or result in a Material Adverse Effect.

          3.8        Compliance with Laws; Permits.

          (a)        Except as set forth in Section 3.8 of the Seller Disclosure Schedule, the Seller has not received any written notice of any violation of any law, statute, rule, regulation, judgment, order, decree, permit, concession, franchise or other governmental authorization or approval applicable to the operation of the PFI Business or the ownership of the Acquired Assets.

          (b)        Section 3.8 of the Seller Disclosure Schedule sets forth a list of all Permits necessary to conduct the PFI Business in the manner it is presently conducted or otherwise material to the PFI Business and, except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, such Permits have been duly obtained and are in full force and effect. Except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code or as set forth in Section 3.8(b) of the Seller Disclosure Schedule, (i) the PFI Business is not in material violation of the terms of any Permit (excluding immaterial Permits the failure of which to have do not significantly affect the use or normal operation of the PFI Business or the Acquired Assets) and (ii) no violation has been alleged by any Governmental Authority, no proceeding is pending or threatened to revoke or materially limit any such Permit, and there is no basis for any such allegation or proceeding.

          3.9        Intellectual Property.

          (a)        All Intellectual Property owned by the Seller (the "Owned Intellectual Property”) that is registered or subject to an application for registration or that is otherwise material to the PFI Business, other than Trade Secrets and ANDAs, is set forth in Section 3.9(a) of the Seller Disclosure Schedule. The Seller is the exclusive owner of the Owned Intellectual Property set forth in Section 3.9(a) of the Seller Disclosure Schedule and, to the knowledge of the Seller, the Trade Secrets owned by the Seller, free and clear of any Liens, and the Owned Intellectual Property together with the Intellectual Property used pursuant to the IP Contracts set forth in Section 3.11(a) of the Seller Disclosure Schedule constitutes all of the Intellectual Property used or held for use in the PFI Business.

          (b)        Except as set forth in Section 3.9(b) of the Seller Disclosure Schedule, (i) the conduct of the PFI Business does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property, (ii) none of the Acquired Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Seller or the owner thereof, and (iii) there is no claim or demand of any Person or entity pertaining to, or any proceeding that is pending or threatened that challenges the rights of the Seller or the Seller Subsidiaries in respect of any Acquired Intellectual Property, in each case that would have or reasonably be expected to have a Material Adverse Effect.

          (c)        Except as set forth in Section 3.9(c) of the Seller Disclosure Letter, the Seller has taken all actions reasonably necessary to ensure full protection of the Owned Intellectual Property under any applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances). The Seller has taken all actions reasonably necessary to maintain the secrecy of all confidential Intellectual Property used in the PFI Business (including requiring the execution of valid and enforceable agreements by employees or any other Person to whom such confidential Intellectual Property is made available). The Seller is not using or enforcing any material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property.

          3.10        Insurance. Section 3.10 of the Seller Disclosure Schedule contains a complete and correct list and summary description of all insurance policies maintained by the Seller for the benefit of or in connection with the PFI Business or the Acquired Assets that are material to the PFI Business. The Seller has delivered to the Buyer complete and correct copies of all such policies together with all riders and amendments thereto. The current policies are in full force and effect, and all premiums due thereon have been paid. The Seller has complied in all material respects with the terms and provisions of such policies. Section 3.10 of the Seller Disclosure Schedule sets out all claims made by the Seller under any policy of insurance during the past two years with respect to the PFI Business.

          3.11        Contracts.

          (a)        Section 3.11(a) of the Seller Disclosure Schedule lists all Material Contracts. The term "Material Contracts” means all of the following types of Contracts that relate to the Acquired Assets and the PFI Business to which the Seller or any Seller Subsidiary is a party or by which the Seller or any of its properties is bound as of the date hereof:

(i) sales, distribution and marketing Contracts for the purchase, sale or provision of materials, supplies, products or services involving in excess of $50,000 of materials, supplies, products or services per year;

(ii) any Contract containing a noncompetition provision restricting the Seller;

(iii) any Contract or agreement entered into other than in the ordinary course of business involving aggregate payments in excess of $50,000, to be made by or to the Seller after the date hereof;

(iv) (A) a continuing Contract for the future purchase of materials, supplies, equipment, raw materials, packaging or commodities (other than (x) purchase Contracts and orders for inventory in the ordinary course of business or (y) purchase orders for the co-packing or manufacturing of products of the PFI Business entered into in the ordinary course of business), (B) a management, service, consulting or other similar Contract (other than Contracts for services in the ordinary course of business, including transportation and warehousing Contracts) or (c) an advertising Contract, in any such case that has an aggregate future liability to any Person in excess of $50,000 and is not terminable by the Seller by notice of not more than 90 days for a cost of less than $50,000;

(v) Any contract (A) licensing Intellectual Property to or from the Seller and any other Person; (B) otherwise granting or restricting the right to use Intellectual Property; or (C) transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the PFI Business, in each case, to the extent material to the PFI Business (collectively, "IP Contracts”); and

(vi) all Acquired Contracts not already listed in (i) through (v) above providing for aggregated payments to or from the Seller or a Seller Subsidiary in excess of $50,000.

          (b)        The Seller has provided to the Buyer copies of all of the Material Contracts required to be disclosed under Section 3.11(a). Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, (i) each such Material Contract, after giving effect to the Sale Order, is a valid and binding agreement of the Seller or a Seller Subsidiary and is in full force and effect, (ii) except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, neither the Seller nor any other Person is in default under, and no event has occurred which, with the passage of time or giving of notice or both, would result in Sellers or any other Person being in default under any of the terms of any Material Contract, and (iii) none of the Material Contracts requires the consent of any other party thereto in connection with the transactions contemplated by this Agreement except, in the case of clause (i) above, for failures to be in full force and effect that have not had, or would not reasonably be expected to have, a Material Adverse Effect, in the case of clause (ii) above, for such defaults that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect and in the case of clause (iii) above, for consents the absence of which have not had, or would not reasonably be expected to have, a Material Adverse Effect.

          3.12        Inventories.

          (a)        All PFI Inventories are of good, usable and merchantable quality and, except as set forth in Section 3.12 of the Seller Disclosure Schedule, do not include obsolete or discontinued items. Except as set forth in Section 3.12 of the Seller Disclosure Schedule:

          (i)        all PFI Inventories are of such quality as to meet the quality control standards of the Seller and any applicable governmental quality control standards;

          (ii)        all PFI Inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business;

          (iii)        all PFI Inventories are recorded on the books of the PFI Business at the lower of cost or market value determined in accordance with GAAP; and

          (iv)        no write-down in PFI Inventory has been made or should have been made pursuant to GAAP during the past two years.

          Section        3.12 of the Seller Disclosure Schedule lists the locations of all PFI Inventories.

          3.13        Product Returns. The Seller has not experienced any returns of any Products with respect to the PFI Business since January 1, 2005 that have had or would reasonably be expected to have a Material Adverse Effect.

          3.14        Customers. Section 3.14 of the Seller Disclosure Schedule lists, for the years ended January 3, 2004 and January 1, 2005, and the four months ended April 30, 2005, the names of the ten (10) largest customers of the Seller with respect to the PFI Business based on aggregate value of Products purchased. The Seller has not received any notice or has any reason to believe that any significant customer of the Seller (i) has ceased, or shall cease, to use the products, goods or services of the Seller, (ii) has substantially reduced or shall substantially reduce, the use of products, goods or services of the Seller or (iii) has sought, or is seeking, to reduce the price it shall pay for products, goods or services of the Seller, including in each case after the consummation of the Transaction. To the best knowledge of the Seller, none of such ten (10) largest customers has ceased, or has delivered to the Seller notice of any intention to cease, to purchase products from the Seller.

          3.15        Suppliers; Raw Materials. Section 3.15 of the Seller Disclosure Schedule sets forth (a) the names and addresses of all suppliers (including without limitation any Affiliates of the Seller) from which the Seller ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $50,000 or more during the twelve-month period ended April 30, 2005 and (b) the amount for which each such supplier invoiced the Seller during such period. The Seller has not received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier shall not sell raw materials, supplies, merchandise and other goods to the Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Seller, subject to general and customary price increases. To the best knowledge of the Seller, no supplier of the Seller described in clause (a) of the first sentence of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Transaction. The Seller only purchases raw materials, supplies, merchandise and other goods and services from "Seller approved suppliers.”

          3.16        Brokers. All negotiations relating to this Agreement and the Transaction have been carried out without the intervention of any Person acting on behalf of the Seller in such manner as to give rise to any valid claim against the Buyer for any brokerage or finder’s commission, fee or similar compensation.

          3.17        Labor Matters. There are no pending, or to the best knowledge of the Seller after due inquiry, threatened, material strikes, slowdowns, picketing, work stoppages, concerted refusals to work overtime, organized efforts to impair the value of any Acquired Assets, or other similar material labor activities with respect to any Employees that could, individually or in the aggregate, have a material impact on the Buyer’s ability to operate the PFI Business following the Closing Date.

          3.18        [RESERVED.]

          3.19        Owned Real Property. No real property owned by the Seller or an Affiliate of the Seller is used in the PFI Business.

          3.20        Environmental Matters. Except as set forth in Schedule 3.20 of the Seller Disclosure Schedule and that have not had or would not reasonably be expected to have a Material Adverse Effect:

(a) the Seller is and has been in material compliance with all applicable Environmental Laws related to the PFI Business or the Acquired Assets;

(b) the Seller has obtained, and is in material compliance with, all permits and authorizations related to the PFI Business or the Acquired Assets required under applicable Environmental Laws;

(c) the Seller has not received any notice of violation or notification of material liability under applicable Environmental Laws related to the PFI Business or the Acquired Assets;

(d) no material judicial proceeding or governmental or administrative action is pending or, to the Sellers knowledge, threatened under any applicable Environmental Law;

(e) no releases of Hazardous Substances have occurred in connection with the Acquired Assets or the PFI Business that has resulted or would reasonably be expected to result in any liability, obligation or cost under any Environmental Law;

(f) the Seller does not have any obligation to investigate or remediate any Hazardous Substances in connection with the PFI Business or the Acquired Assets; and

(g) Seller is and has been in compliance with the environmental impact statement associated with each ANDA.

          3.21        Products.

(a) Warranties. The Seller has furnished the Buyer with complete and correct copies of the standard terms and conditions of sale (including any guaranty, warranty and indemnity provisions) for each of the products or services of the Seller relating to the PFI Business. Except as required by Applicable Law or as set forth in Section 3.21(a) of the Seller Disclosure Schedule, no Product manufactured, sold, or delivered by, or service rendered by or on behalf of, the Seller is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

(b) Product Liability. Except as set forth in Section 3.21(b) of the Seller Disclosure Schedule or that have not had or would not reasonably be expected to have a Material Adverse Effect, the Seller does not have any liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced prior to the Closing by, or service rendered prior to the Closing by or on behalf of, the Seller or a Seller Subsidiary or any predecessor thereto.

(c) Rebates. Except as set forth in Section 3.21(c) of the Seller Disclosure Schedule, the Seller has not entered into, or offered to enter into, any agreement, contract commitment or other arrangement (whether written or oral) pursuant to which such Seller is or shall be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer ("Rebate Obligations”). All Rebate Obligations as of the date hereof shall be reflected in the Financial Statements.

(d) Returns. The products of the PFI Business sold prior to the Closing and returned by any purchaser of such products to the Seller following the Closing shall not exceed in the aggregate, based on the sale price of such products, one half of one percent of the aggregate gross sales of the PFI Business during the thirty-day period immediately preceding the Closing Date. Section 3.21(d) of the Seller Disclosure Schedule sets forth a complete and correct list of all Acquired Contracts pursuant to which any purchaser may return any products to the Seller or any Seller Subsidiary.

          3.22        Absence of Certain Business Practices. Neither the Seller, any officer, employee or agent of the Seller, nor any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the PFI Business (or assist the Seller in connection with any actual or proposed transaction relating to the PFI Business) (i) which subjected or might have subjected the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have had a Material Adverse Effect, (iii) which if not continued in the future, might have a Material Adverse Effect or subject the Seller to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account. No individuals that are or have been debarred by the FDA are involved in any way, whether directly or indirectly, in the business of the Seller.

          3.23        Territorial Restrictions. The Seller is not restricted by any written agreement or understanding with any other Person from carrying on the PFI Business anywhere in the world. The Buyer, solely as a result of its purchase of the PFI Business from the Seller pursuant hereto and the assumption of the Assumed Liabilities, shall not thereby become restricted in carrying on any business anywhere in the world.

          3.24        Confidentiality. Except as set forth in Section 3.24 of the Seller Disclosure Schedule or that have not had or would not reasonably be expected to have a Material Adverse Effect, the Seller has taken all steps necessary to preserve the confidential nature of all material confidential information (including, without limitation, any proprietary information) with respect to the PFI Business, including but not limited to the manufacturing or marketing of the Seller’s products or services.

          3.25        No Guarantees. None of the obligations or liabilities of the PFI Business or of the Seller incurred in connection with the operation of the PFI Business is guaranteed by or subject to a similar contingent obligation of any other Person. The Seller has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of the Seller or any of its Affiliates in connection with the PFI Business or the Acquired Assets.

          3.26        Records. The books of account of the Seller, insofar as they relate to or affect the PFI Business and the Acquired Assets, are sufficient to prepare the Financial Statements in accordance with GAAP.

          3.27        Disclosure. No representation or warranty by the Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of the Seller to the Buyer or its representatives in connection herewith or pursuant hereto contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the PFI Business uniquely) known to the Seller that has not been disclosed by the Seller to the Buyer that might reasonably be expected to have or result in a Material Adverse Effect.

          3.28        Receivables. All of the Seller’s receivables (including accounts receivable, loans receivable and advances) that have arisen in connection with the PFI Business and that are reflected in the Financial Statements shall have arisen only from bona fide transactions in the ordinary course of business. The Seller has no knowledge of any facts or circumstances generally (other than general economic conditions) that would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Financial Statements. Section 3.28 of the Seller Disclosure Schedule accurately lists as of May 28, 2005, all receivables arising out of or relating to the PFI Business in excess of U.S. $100,000, the amount owing and the aging of such receivable, the name and last known address of the party from whom such receivable is owing, and any security in favor of the Seller for the repayment of such receivable that the Seller purports to have. The Seller has delivered to the Buyer complete and correct copies of all instruments, documents and agreements evidencing such receivables and of all instruments, documents or agreements creating security therefor ("Security”). The Seller has valid and perfected security interests in such Security (to the extent such priority may be obtained under applicable law by possession of such Security or the filing of financing statements or similar documents with respect thereto).

          3.29        Taxes. Except as set forth in Section 3.29 of the Seller Disclosure Schedule, and except to the extent that failure of the following (other than clause (e)) to be true would not have had or would not reasonably be expected to have a Material Adverse Effect, (a) the Company has timely filed, or has caused to be timely filed, all Tax Returns required to be filed by it or any of its subsidiaries and all such Tax Returns are true, complete and accurate, (b) all Taxes due by the Company or its subsidiaries have been timely paid, (c) no deficiency with respect to any Taxes has been asserted or assessed in writing against the Company or any of its subsidiaries, and no written requests for waivers of the time to assess any such Taxes are pending, (d) no Tax Return of the Company or its subsidiaries is under audit or examination and no written notice of such an audit or examination has been received by the Company or any of its subsidiaries, and (e) there are no Liens for material Taxes (other than Liens for current Taxes not yet due and payable) on the assets of the Company or any of its subsidiaries.

          3.30        Sufficiency of the Acquired Assets. Except for the Excluded Assets, the Acquired Assets constitute all of the assets, properties and rights required for the conduct of the PFI Business as currently conducted and as conducted as of the Closing Date. The equipment included in the Acquired Assets is in good repair and operating condition, subject only to ordinary wear and tear, and is adequate and suitable for the purposes for which such equipment is presently being used or held for use. There are no facts or conditions affecting any Acquired Assets which would reasonably be expected, individually or in the aggregate, to interfere with the current use or operation of such Acquired Assets.

          3.31        ANDAs; 505(b)(2)s; NDAs. The ANDAs, 505(b)(2)s, and NDAs listed in Section 1.1(m) of the Seller Disclosure Schedule constitute all of the ANDAs, 505(b)(2)s, and NDAs required for the conduct of the PFI Business as currently conducted and as conducted as of the Closing Date. The Seller has taken all actions necessary to maintain the ANDAs, 505(b)(2)s, and NDAs and there are no facts or conditions affecting any ANDA, 505(b)(2), or NDA that would be expected to interfere with the current operation of the PFI Business or the use of the Acquired Assets.

          3.32        Subsidiaries. No Subsidiary of the Seller has any right, title or interest in, to or under any Acquired Asset or the PFI Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer represents and warrants to the Seller as of the date hereof, and as of the Closing Date, as follows:

          4.1        Corporate Status. The Buyer is a limited liability corporation duly formed, validly existing and in good standing under the laws of the state of Delaware and has full limited liability company power and authority to own, lease and operate its properties, and to carry on its business as presently conducted.

          4.2        Authorization, etc. The Buyer has all requisite limited liability power and authority to execute and deliver, and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery by the Buyer of this Agreement, and the performance by the Buyer of its obligations under this Agreement, have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, duly executed and delivered by the Buyer and, subject to the entry of the Sale Order and assuming the due authorization, execution and delivery by the Seller, each such agreement will be a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

          4.3        Governmental Authorization. Except as set forth in Section 4.3 of the Buyer Disclosure Schedule and subject to the entry of the Sale Order, the execution, delivery and performance by the Buyer of this Agreement and consummation by the Buyer of the transactions contemplated hereby does not require the Buyer to obtain any consent, approval or action of, make any filing with, or give any notice to, any Governmental Entity under any Applicable Laws.

          4.4        Conflicts; Consents, Non-Contravention. Except as set forth in Section 4.4 of the Buyer Disclosure Schedule and subject to the entry of the Sale Order, the execution, delivery and performance by the Buyer of this Agreement and each Collateral Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (i) violate any provision of the charter, bylaws or any other organizational document of the Buyer; (ii) violate, conflict with, result in the breach of or default under (or with notice, lapse of time, or both would result in such a breach or default), result in any modification of the effect of, provide the other contracting party the right to terminate or materially amend, or require the other contracting party to consent to the assignment or continuation of, any material contract to which the Buyer is a party or to which the Buyer is subject; (iii) subject to obtaining the governmental authorizations referred to in Section 4.3, violate any Applicable Law; or (iv) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or a revocation of any Permit related to the Buyer’s business.

          4.5        Compliance with Applicable Laws. The Buyer is in compliance with all Applicable Laws, except where such non-compliance would not, individually or in the aggregate, be reasonably expected to prevent or materially delay consummation of the Transaction.

          4.6        Litigation. As of the date hereof, there is no judicial or administrative action, claim, suit, proceeding or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer, that questions the validity of this Agreement, or any action taken or to be taken by the Buyer in connection herewith.

          4.7        Financial Ability to Perform. The Buyer has currently available cash funds or available borrowing capacity under existing credit facilities in the aggregate sufficient for the Buyer to perform its obligations hereunder.

          4.8        Brokers. All negotiations relating to this Agreement and the Transaction have been carried out without the intervention of any Person acting on behalf of the Buyer in such manner as to give rise to any valid claim against the Buyer or the Seller for any brokerage or finder’s commission, fee or similar compensation.

          4.9        No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Buyer nor any other Person makes any representation or warranty, express or implied, on behalf of the Buyer.

ARTICLE V

COVENANTS

          5.1        Conduct of the Seller. Except (i) as set forth in Section 5.1 of the Seller Disclosure Schedule, (ii) for entering into this Agreement and performing the obligations hereunder, (iii) as otherwise set forth in this Agreement or (iv) as otherwise consented to by the Buyer in writing, such consent not to be unreasonably withheld, delayed or conditioned, from the date hereof to the Closing Date, the Seller shall in connection with or relating to the PFI Business or the Acquired Assets, use its commercially reasonably efforts to:

          (a)        conduct the PFI Business in the ordinary course consistent with past practice, and reflective of its current and anticipated financial and staffing situations, preserve intact its business organization and maintain its customary relationships with suppliers and customers of the PFI Business and maintain all material Licenses and Permits, subject to any of the Seller’s obligations as debtors or debtors-in-possession under the Bankruptcy Code;

          (b)        not terminate or amend in any material respect any Acquired Contract, except in the ordinary course of business consistent with past practice;

          (c)        not make any material capital expenditure with respect to the PFI Business not previously committed or make any new commitment for capital expenditures in excess of $100,000 individually or $500,000 in the aggregate other than (i) capital expenditures made in the ordinary course of business, (ii) the capital expenditures set forth in Section 5.1(c) of the Seller Disclosure Schedule, (iii) maintenance of capital expenditures made in the ordinary course of business, and (iv) capital expenditures as may be reasonably consented to by the Buyer and approved by the Bankruptcy Court;

          (d)        not permit the PFI Business to: (i) incur or assume any long-term debt relating to the PFI Business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to any other Person; or (iv) mortgage or pledge any of the Acquired Assets or create any Lien upon the Acquired Assets except for Permitted Liens, provided that the Seller shall be permitted to obtain "debtor-in-possession” financing as may be reasonably consented to by the Buyer and approved by the Bankruptcy Court;

          (e)        not change any of the accounting principles used by the PFI Business unless required by GAAP or Applicable Law;

          (f)        not incur any material obligation or liability, except (A) current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice or otherwise permitted by the terms of this Agreement, and (B) as deemed necessary by the Seller and as may be reasonably consented to by the Buyer and approved by the Bankruptcy Court in connection with any key employee retention plans (a "KERP”);

          (g)        not sell, transfer, lease to others or otherwise dispose of any of the Acquired Assets, except for inventory sold in the ordinary course of business, or cancel or compromise any debt or claim, or waive or release any right of substantial value;

          (h)        not transfer or grant any rights or licenses under, or enter into any settlement regarding the breach or infringement of, any Acquired Intellectual Property, or modify any existing rights with respect thereto or enter into any licensing or similar agreements or arrangements, except for non-exclusive licenses in the ordinary course of business consistent with past practice, and except where any such action would not reasonably be expected to have or result in a Material Adverse Effect;

          (i)        remain in compliance with the environmental impact statement associated with each ANDA;

          (j)        not adopt or amend any employment, collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, vacation, severance, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of any Employee (whether or not legally binding), to the extent the obligations under such plan, agreement, trust, fund or arrangement will (i) be an Assumed Liability or (ii) have a material impact on the PFI Business, other than any KERP or similar plan to the extent approved by the Bankruptcy Court if such approval is so required;

          (k)        not enter into or assume any Material Contract relating to the PFI Business, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof, other than in the ordinary course of business or as may be reasonably consented to by the Buyer and approved by the Bankruptcy Court;

          (l)        not make any material change in the selling, distribution, advertising, terms of sale or collection practices for the PFI Business from those planned or budgeted, or enter into any practices, programs or long-term allowances not previously used during the past twelve (12) months;

          (m)        not purchase, order or otherwise acquire inventory for the PFI Business in excess of the reasonably forecast requirements of the PFI Business;

          (n)        pay accounts payable and other obligations of the PFI Business when they become due and payable in the ordinary course of business consistent with prior practice, subject to any of the Sellers’ obligations as debtors or debtors-in-possession under the Bankruptcy Code;

          (o)        except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, use reasonable best efforts to perform in all material respects all of its obligations under all Acquired Contracts and other agreements and instruments relating to or affecting the PFI Business or the Acquired Assets;

          (p)        not take any action or omit to take any action that would result in the occurrence of any of the foregoing actions set forth in Section 5.1(b) through Section 5.1(n); and

          (q)         satisfy, extinguish, terminate, and cause to be removed from the applicable public records, the liens and encumbrances listed in Section 5.1(q) of the Seller Disclosure Schedule.

          5.2        Reasonable Best Efforts; Satisfaction of Closing Conditions.

          (a)            Each of the Buyer (once the Bidding Procedures Order is entered) and the Seller shall use its reasonable best efforts to cooperate with each other, and ICC shall cooperate with the Buyer and the Seller, with respect to the notices and filings to be made in connection with the consents, approvals, waivers, authorizations, licenses, Permits, qualifications and Orders necessary to consummate the Transaction. Each of the Seller and the Buyer (once the Bidding Procedures Order is entered) shall use its reasonable best efforts, and ICC shall cooperate with the Buyer and the Seller, to obtain, as promptly as practicable, the consents, approvals, waivers, authorizations, licenses, Permits, qualifications and Orders required to be obtained by it prior to Closing in order to consummate the Transaction, if not rendered inapplicable by order of the Bankruptcy Court, and all other things reasonably necessary to consummate and make effective the transactions contemplated hereby by the expected Closing Date, provided that nothing in this Agreement shall be construed as requiring the Buyer to litigate or agree to hold separate or to dispose of any assets or property in order to obtain approval of the consummation of the transactions contemplated hereby.

          (b)        The Seller and the Buyer (once the Bidding Procedures Order is entered) shall, as soon as practicable, and ICC shall cooperate with the Buyer and the Seller to, promptly file the appropriate applications and documentary materials required to be filed by them in connection with obtaining all necessary regulatory consents, approvals, waivers and authorizations required to be obtained prior to Closing ("Regulatory Authorizations”), and promptly file any additional information required in connection with such filings as soon as practicable after receipt of request therefore. The Seller and the Buyer (once the Bidding Procedures Order is entered) agree to cooperate with and to consult promptly with the other party and the other party’s counsel, and ICC shall cooperate with the Buyer and the Seller, with respect to the Regulatory Authorizations and to provide advance drafts and copies of all presentations and filings to be made in connection with the Regulatory Authorizations, and any reasonably available information with respect to such presentations and filings, to the other party’s counsel with appropriate confidentiality provisions, provided that nothing herein shall obligate any party to obtain the consent, approval or other authorization of any other party hereto prior to the making of any such presentation or filing.

          (c)        At all times prior to the Closing, each party hereto shall promptly notify the other party hereto in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions applicable to such party’s obligation to effect the Closing pursuant to Article VI, promptly upon such party becoming aware of the same.

          (d)        The Seller shall use best efforts and ICC shall cooperate to assist the Buyer in accomplishing a smooth transition of the PFI Business from the Seller to the Buyer, including, without limitation, (i) providing customer information to the Buyer as appropriate and (ii) obtaining any necessary consents with respect to the assignment of any Acquired Contracts. The Buyer acknowledges and agrees that (i) unless and until the Closing occurs, any information concerning customers of the PFI Business provided by the Seller to the Buyer, or any of its Affiliates, Subsidiaries, directors, officers, employees, representatives or agents (collectively, the "Buyer Representatives”), shall be subject to the terms and conditions of the confidentiality provision provided in the Letter of Intent dated April 26, 2005 by and between the Seller and the Buyer (the "LOI”).

          (e)        Following the Closing, the Seller shall permit the Buyer and the Buyer Representatives prompt and full on-site access at reasonable times to the personnel involved with ANDAs, product formulations, and any FDA warning letters, with respect to the PFI Business, to the extent that such persons remain employed by the Seller; provided that any such access by the Buyer may not unreasonably interfere with the conduct of the business of the Seller.

          5.3        Edison Facility.

(a) Access to Edison Facility.

(i) Prior to the Closing, and subject to the restrictions set forth in the confidentiality provision provided in the LOI, the Seller shall permit the Buyer and the Buyer Representatives after the date of execution of this Agreement to have reasonable access, upon reasonable notice, at reasonable times to the Edison Facility, provided that any such access by the Buyer may not unreasonably interfere with the conduct of the business of the Seller.

(ii) Following the Closing, the Seller shall permit the Buyer and the Buyer Representatives reasonable access, at reasonable times, to the Edison Facility for the purposes of monitoring, maintaining, selling, removing or otherwise taking any actions with respect to any Acquired Assets remaining at the Edison Facility after the Closing Date, including but not limited to (y) access to third party movers or purchasers of Acquired Assets and (z) auction processes held at the Edison Facility; provided that with respect to such access, the Buyer shall provide the Seller reasonable notice thereof and cooperate with Seller to reduce interference with the business of the Seller.

          (b)        Maintenance of Edison Facility. Neither the Buyer nor any of its Affiliates shall have any liability or responsibility for any maintenance or repairs required with respect to the Edison Facility. The Seller shall remain solely responsible for any and all costs, liabilities, obligations and commitments in respect of maintenance or repairs with respect to the Edison Facility. Notwithstanding anything to the contrary in this Agreement, the Seller shall remain solely responsible, at the Seller’s cost, for any and all repairs and maintenance to the Edison Facility that may be required due to the removal of any Acquired Assets after the Closing Date.

          (c)        Removal of Acquired Assets. Within thirty (30) days after the Closing, the Buyer shall remove all Acquired Assets from the Edison Facility. The Buyer shall conduct such removal in a workmanlike manner using appropriately insured and trained personnel.

          5.4        General Access and Information.

          (a)         Prior to the Closing, and subject to the restrictions set forth in the confidentiality provision provided in the LOI, the Seller shall permit the Buyer and the Buyer Representatives after the date of execution of this Agreement to have reasonable access at reasonable times to the properties, books and records of the Seller with respect to Acquired Assets and the PFI Business (provided that any such access by the Buyer shall not unreasonably interfere with the conduct of the business of the Seller) and the Seller shall furnish such information and documents in its possession relating to the Acquired Assets and the PFI Business as the Buyer may reasonably request.

          (b)        Following the Closing, the Buyer shall permit the Seller and its agents reasonable access to the properties, books and records related to the Acquired Assets to the extent necessary to permit the Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date or any taxable period beginning on or before the Closing Date; provided that any such access by the Seller may not unreasonably interfere with the conduct of the business of the Buyer.

          5.5        Contact with Customers and Suppliers, etc. From the date of execution of this Agreement, the Buyer (and all of the agents and Affiliates thereof and any employees, directors and officers thereof) may contact and communicate with the employees, consultants, sponsors, endorsers, customers, suppliers, distributors and licensors of the Seller in connection with the Transaction provided that any such contact shall be in the presence of, and any such communication shall be cleared in advance with (and copied to), a duly appointed representative of the Seller. Following the Closing, the Seller shall use its best efforts to cooperate with the Buyer and assist the Buyer in the transfer of customers from the Seller to the Buyer, such assistance to include, but not be limited to, meetings with the customers in which the Seller and the Buyer jointly attend, but will not, under any circumstance, obligate the Seller to spend or pay money.

          5.6        Publicity. Except as required by Applicable Law, the Buyer shall not, directly or indirectly, make or cause to be made any press release, public statement, public announcement or issue any notice in respect of this Agreement or the Transaction without the prior written consent of the Seller, and neither the Seller nor ICC shall, directly or indirectly, make or cause to be made any such press release, public statement, public announcement or issue any such notice (other than with respect to the Petition and any and all subsequent filings to be made in connection with the Bankruptcy Case) without the prior written consent of the Buyer; in each case, such consent shall not be unreasonably withheld, delayed or conditioned. The Seller and the Buyer shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Transaction and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto. Notwithstanding the foregoing, the Seller may communicate with any Persons from whom consent is required to close the Transaction, including without limitation its lenders, and any customers without the need to obtain the approval of or review by the Buyer.

          5.7        Employees.

          (a)        Neither the Buyer nor any of its Affiliates shall have any liability or responsibility for any (i) claims arising out of the employment by the Seller of any current or former Employee or a beneficiary or dependent thereof or (ii) benefits payable in respect of any current or former Employee under the Employee Benefit Plans. The Seller shall remain solely responsible for any and all liabilities, obligations and commitments in respect of such current or former Employee relating to or arising out of or as a result of the employment or the actual or constructive termination of employment of any such current or former Employee by the Seller (including in connection with the consummation of the Transaction). The Seller shall remain responsible for the payment of any and all severance, retention, change in control or other similar compensation or benefits under the various plans and arrangements maintained or entered into by the Seller and that are or may become payable in connection with the consummation of the Transaction, provided, however, that notwithstanding anything to the contrary in this Agreement, and without assuming any liability or responsibility therefore, $2,500,000 of the Purchase Price provided by the Buyer shall be used by the Seller to pay for certain costs related to the closure of the Edison Facility, including, but not limited to, severance or retention payments to employees.

          (b)        From and after the Closing Date, the Seller shall remain solely responsible for any and all liabilities to or in respect of the Employees or their beneficiaries or dependents relating to or arising in connection with any claims (whether such claims or liabilities are asserted before, on or after the Closing) incurred before, on, or after the Closing under the Employee Benefit Plans which provide life, disability, accidental death or dismemberment, worker’s compensation, medical, dental or health benefits.

          (c)        From and after the Closing, the Seller shall remain solely responsible for any and all liabilities relating to health care continuation coverage required to be provided under the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA Coverage”) to Employees and their eligible dependents in respect of qualifying events occurring before, on, or after the Closing Date. Following the Closing Date, Seller or a member of the "selling group” (as such term is defined in Treasury Regulation Section 54.4980B-9) that includes the Seller, shall maintain a group health plan currently in effect as of the Closing Date until the latest date on which any current or former Employee, or the eligible dependent of any such current or former Employee, is entitled to COBRA Coverage.

          (d)        From and after the Closing, the Seller shall remain solely responsible for any and all obligations that might arise under the Worker Adjustment Retraining Notification Act ("WARN”), 29 U.S.C. Section 2101 etseq., or under any similar provision of any federal, state, regional, foreign or local law, rule or regulation (hereinafter referred to collectively as "WARN Obligations”) arising as a result of any employment losses occurring prior to, on or after the Closing Date with respect to all current and former Employees including, but not limited to, Employees associated with the Edison Facility.

          (e)        The Seller shall retain all collective bargaining agreements, including all employee benefit obligations thereunder.

          5.8        Transfer Taxes. The Seller shall pay all Transfer Taxes and shall file all Tax Returns relating thereto.

          5.9        Bulk Transfer Laws. The Buyer waives compliance by the Seller, and the Seller waives compliance by the Buyer, with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors.

          5.10        Refunds and Remittances. After the Closing, if the Seller receives any refund or other amount that is an Acquired Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Seller shall promptly remit, or shall cause to be remitted, such amount to the Buyer at the address set forth in Section 10.3. After the Closing, if the Buyer or any of its Affiliates receives any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Seller in accordance with the terms of this Agreement, the Buyer shall promptly remit, or shall cause to be remitted, such amount to the Seller at the address set forth in Section 10.3. After the Closing, if the Buyer or any of its Affiliates receives any refund or other amount that is related to claims (including workers’compensation), litigation, insurance or other matters for which the Seller is responsible hereunder, and which amount is not an Acquired Asset, or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Buyer shall promptly remit, or cause to be remitted, such amount to the Seller at the address set forth in Section 10.3. After the Closing, if the Seller receives any refund or other amount which is related to claims, litigation, insurance or other matters for which the Buyer is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Seller shall promptly remit, or cause to be remitted, such amount to the Buyer at the address set forth in Section 10.3.

          5.11        ANDA, 505(b)(2) and NDA Transfers. Upon the execution of this Agreement, subject to any of the Seller’s obligations as debtors or debtors-in-possession under the Bankruptcy Code, the Seller shall take all necessary actions in preparation for the immediate transfer upon Closing of all ANDAs, 505(b)(2)s and NDAs owned by the Seller. After the Closing, if any such ANDAs, 505(b)(2)s or NDAs have not been transferred to the Buyer, the Seller shall use best efforts to maintain such ANDAs, 505(b)(2)s and NDAs until transfer of such ANDAs, 505(b)(2)s and NDAs to the Buyer has been completed.

          5.12        Further Assurances. The Seller, ICC and the Buyer shall, and the Seller shall cause its Subsidiaries to, promptly execute, acknowledge and deliver any other assurances, documents, instruments or conveyances reasonably requested by the Seller or the Buyer, as the case may be, or necessary for the Seller or the Buyer, as the case may be, to satisfy their respective obligations hereunder or obtain the benefits contemplated hereby.

          5.13        Maintenance of Books and Records. Without prejudice to the Seller’s obligations to transfer, each of the parties hereto shall, and shall cause their Affiliates to, preserve, until at least the fifth (5th) anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the PFI Business. After the Closing Date and up until at least the fifth (5th) anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (i) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (ii) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses). Such records may be sought under this Section 5.13 for any reasonable purpose, including, without limitation, to the extent reasonably required in connection with the audit, accounting, Tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then by destroyed after the 30th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

          5.14        Transfers Not Effected as of Closing. Nothing herein shall be deemed to require the conveyance, assignment or transfer of any Acquired Asset that by its terms and by operation of Applicable Law cannot be freely conveyed, assigned, transferred or assumed. To the extent the parties hereto have been unable to obtain any governmental or any third-party consents or approvals required under Applicable Law for the transfer of any Acquired Asset and to the extent not otherwise prohibited by the terms of any Acquired Asset, the Seller shall continue to be bound by the terms of such applicable Acquired Asset and the Buyer shall pay, perform and discharge fully all of the obligations of the Seller thereunder from and after the Closing to the extent that the corresponding benefit is received. The Seller shall, without consideration therefore, pay, assign and remit to the Buyer promptly all monies, rights and other consideration received in respect of such performance. The Seller shall exercise or exploit its rights in respect of such Acquired Assets only as reasonably directed by the Buyer and at the Buyer’s expense. Subject to and in accordance with Sections 5.2 and 5.12, for not more than ninety (90) days following the Closing Date, the parties hereto shall continue to use their reasonable best efforts to obtain all such unobtained consents or approvals required to be obtained by it at the earliest practicable date. If and when any such consents or approvals shall be obtained, then the Seller shall promptly assign its rights and obligations thereunder to the Buyer without payment of consideration and the Buyer shall, without the payment of any consideration therefore, assume such rights and obligations. The parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption.

          5.15        Trademark Matters.

          (a)        The Buyer hereby grants to the Seller and its Affiliates (the "Licensees”), effective upon the Closing Date, a non-transferable, non-exclusive, royalty free worldwide transitional right and license to use the Trademarks set forth on Section 5.15(a) of the Seller Disclosure Schedule, together with all slogans, logos, designs and trade dress associated therewith, which are, in each case, in existence at Closing and currently being used in the conduct of the PFI Business (the "PFI Marks”). This transitional license shall permit use of the PFI Marks solely as follows (except as set forth in the next sentence or in the Collateral Agreements):

          (i)        on existing packaging and labeling inventory for a period equal to the earlier of the exhaustion of such inventory or six (6) months and

          (ii)        on finished product inventory for such inventory’s shelf life (not to exceed eighteen (18) months),

provided, however, that in the case of either (i) or (ii), such use shall be solely in the form and consistent with the manner in which such PFI Marks have heretofore been used in the PFI Business (such transition license, the "Transitional License”). In addition, the Seller agrees (A) to use its best efforts to obtain an order from the Bankruptcy Court in connection with the Sale Order changing its name from Pharmaceutical Formulations, Inc. to a name that does not include the words "Pharmaceutical Formulations” or words that are confusingly similar thereto and (B) to use the PFI Marks for administrative, corporate and legal use for no more than three (3) months after the Closing Date except to the extent reasonably necessary in the manner set forth in Section 5.15(a)(B) of the Seller Disclosure Schedule or for compliance with the notice or other requirements of the Bankruptcy Code or compliance with other Applicable Law. Notwithstanding the foregoing, the Buyer hereby agrees that the Seller may grant a sublicense under sub-sections (i) and (ii) above of this Transitional License with respect to certain of the PFI Marks set forth in Section 5.15(a)(B) of the Seller Disclosure Schedule (the "Transitional Sublicense”), to the purchaser(s) of the Seller’s other businesses. Any Transitional Sublicense shall become effective upon the closing date of the sale of the applicable business, and shall be in effect for the remainder of the transitional license period set forth above, as applicable. No other use of the PFI Marks shall be made by Licensees or sublicensees during the applicable transitional license periods without the Buyer’s express written consent, such consent not to be unreasonably withheld, delayed or conditioned. Any and all rights and goodwill arising from the use of the PFI Marks by Licensees pursuant to this Transitional License, or their sublicensees pursuant to any Transitional Sublicense, shall inure solely to the Buyer’s benefit. Licensees agree that neither the Seller, nor any of its Affiliates, or sublicensees shall use, directly or indirectly, the PFI Marks in any other way that suggests that there is a relation or affiliation between Licensees or sublicensees and the Buyer or any of its Affiliates other than that as created by this Agreement, or as a trademark, service mark or trade name for Licensees or sublicensees. Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by law, shall operate to grant Licensees any right, title or interest in and to the PFI Marks. Licensees shall and shall cause any sublicensees to assign to the Buyer, and do hereby assign to the Buyer, any rights they may acquire, if any, by the operation of law or otherwise, in the PFI Marks pursuant to this Transitional License or any Transitional Sublicense. As between the parties, the Buyer shall have the sole right, and in its sole discretion, may commence, prosecute, defend and control any action concerning the PFI Marks.

          (b)        The Seller agrees that it will not submit or seek confirmation of, and will oppose the confirmation of, any plan or reorganization that does not contain a provision providing that the name of the Seller, and each Seller Subsidiary that has a name containing the words "Pharmaceutical” and "Formulations”, shall be changed to a name that does not include such words or any words that are confusingly similar to such words. The Seller acknowledges that this Section 5.15(b) relates to a special, unique and extraordinary matter and that a violation of this Section 5.15(b) will cause the Buyer irreparable injury for which adequate remedies are not available at law. The Seller agrees that the Buyer shall be entitled to equitable relief, including injunction, in the event of any breach of this Section 5.15 (b) and that the Seller shall not oppose the granting of such relief.

          5.16        Bankruptcy Court Approvals.

          (a)        Bankruptcy Petition. Promptly following the execution of this Agreement, but in no event later than three (3) Business Days after the execution of this Agreement, the Seller shall file motions (the "Bidding Procedures Motion” attached hereto as Exhibit G, and the "Sale Motion” attached hereto as Exhibit H) with the Bankruptcy Court seeking entry of (i) an order of the Bankruptcy Court regarding the Transaction establishing notice and service requirements to creditors and parties in interest with respect to the Transaction, approving the Break-Up Fee and the Expense Reimbursement, and approving the bidding procedures (the "Bidding Procedures” and such order, the "Bidding Procedures Order”) and (ii) an order of the Bankruptcy Court approving the sale of the Acquired Assets to the Buyer free and clear of all Liens pursuant to the terms of this Agreement (the "Sale Order”) and approving all of the other terms and provisions of this Agreement. The Seller shall use its reasonable best efforts to obtain a hearing for entry of the Bidding Procedures Order within fifteen (15) days after the date of such Petition and a hearing for entry of the Sale Order within forty-five (45) days after the date of the Petition.

          (b)        The Bidding Procedures Order. The Bidding Procedures Order shall be substantially in the form (with such changes thereto as the Buyer shall approve (such approval not to be unreasonably withheld, conditioned or delayed)) of Exhibit I hereto, and shall, among other matters:

(i) approve the Break-Up Fee and the Expense Reimbursement and provide that, if the obligation of the Seller to pay the Buyer the Break-Up Fee and the Expense Reimbursement arises, such obligation shall constitute an administrative expense pursuant to Section 503(b) of the Bankruptcy Code and a first priority secured claim against any deposit paid by a Competing Bidder in compliance with the Bidding Procedures and retained by the Sellers and shall be further payable out of the proceeds to the Seller from any transaction with any such Competing Bidder and in accordance with the provisions of this Agreement without further order of the Bankruptcy Court;

(ii) approve the Bidding Procedures; and

(iii) schedule a hearing to consider entry of the Sale Order and provide that notice of such hearing be given to all of the Seller’s creditors, interest holders of record and potential other purchasers identified by the Seller and otherwise in accordance with Bankruptcy Rule 2002.

          (c)        The Sale Order. The Sale Order shall be substantially in the form (with such changes thereto as the Buyer shall approve (such approval not to be unreasonably withheld, conditioned or delayed)) of Exhibit J hereto, and shall, among other matters:

(i) approve this Agreement and the Transaction contemplated hereby in all respects;

(ii) find that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Acquired Assets required to be sold on the Closing Date to the Buyer and shall vest the Buyer with title to such Acquired Assets free and clear of all Liens;

(iii) find that the consideration provided by the Buyer pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Acquired Assets;

(iv) find that the Buyer is a good-faith purchaser of the Acquired Assets pursuant to Section 363(m) of the Bankruptcy Code;

(v) approve any other agreement to the extent provided by this Agreement;

(vi) find that the Seller gave due and proper notice of the Transaction to each party entitled thereto;

(vii) enjoin and forever bar the non-debtor party or parties to each Acquired Contract from asserting against the Buyer or any of the Acquired Assets any objection to the assumption and assignment of such non-debtor party’s Acquired Contract;

(viii) order that, notwithstanding the provisions of Federal Rules of Bankruptcy Procedure 6004(g) and 6006(d), the Sale Order is not stayed and is effective immediately upon entry;

(ix) authorize the Seller’s assumption and assignment of Acquired Contracts related to ordinary course third party accounts payable obligations to the Buyer as to which the relevant affected parties have received notice consistent (in form, substance and timing) with Section 5.16(d) hereof and as to which no objection has been made on or prior to the date that the Sale Order is entered or as to which any objection has been overruled; and

(x) order that, except as expressly provided in this Agreement, the Buyer shall have no liability or responsibility for any liability or other obligation of the Seller or any of its predecessors or affiliates arising under or relating to the Acquired Assets or otherwise and that, except as expressly provided in this Agreement, the Buyer shall have no successor or vicarious liabilities of any kind or character including but not limited to any theory of antitrust, environmental, successor or transferee liability, labor law, de facto merger, or substantial continuity, whether known or unknown, now existing or hereafter arising, whether fixed or contingent, with respect to the Debtor or any obligations of the Debtor.

          (d)        Notices to Parties to Acquired Contracts. The Seller shall provide timely and proper written notice of the motions seeking entry of the Bidding Procedures Order and the Sale Order to all parties to executory contracts and unexpired leases to be assumed by the Seller and assigned to the Buyer pursuant to this Agreement and to take all other actions necessary to cause such executory contracts and unexpired leases to be assumed by the Seller and assigned to the Buyer pursuant to Section 365 of the Bankruptcy Code and the Seller shall, at or prior to the Closing, comply with all requirements under Section 365 necessary to assign to the Buyer the contracts and agreements included in the Assumed Liabilities.

          5.17        Auction Process. The parties hereto acknowledge and agree that during the period commencing on the date hereof and ending on the date that any auction contemplated by the Bidding Procedures Order is declared closed by the Seller (the "Auction Period”), Seller and its Affiliates, officers, directors, employees, attorneys, investment bankers, accountants and other agents and representatives shall be permitted, but shall not be permitted at any time thereafter, to (i) market and solicit offers for the Acquired Assets and may issue press releases, place advertisements or make other releases or disclosures in connection therewith, (ii) solicit inquiries, proposals, offers or bids from, and negotiate with, any Persons other than the Buyer relating to the direct or indirect sale, transfer or other disposition, in one or more transactions, of all or substantially all of the Acquired Assets or the equity interests of the Seller and (iii) take any other affirmative action (including entering into any agreement or letter-of-intent with respect thereto) to cause, promote or assist with any such transaction with a third party (together with the transactions described in clause (ii) above, an "Alternative Transaction”); provided, however, the Seller and its Affiliates may enter into, and seek Bankruptcy Court approval of, a definitive agreement with respect to an Alternative Transaction only if such Alternative Transaction is a Superior Transaction. Without limiting the foregoing, during the Auction Period, the Seller and its Affiliates and their respective officers, directors, employees, attorneys, investment bankers, accountants and other agents and representatives shall be permitted to supply information relating to the Seller and the Acquired Assets to prospective purchasers. Except as set forth in Sections 2.8 and 8.3, neither the Seller nor any of its Affiliates shall have any liability to the Buyer, either under or relating to this Agreement or any Applicable Law, by virtue of entering into or seeking Bankruptcy Court approval of such definitive agreement for an Alternative Transaction pursuant to this Section 5.17 or for failure to comply with the obligations in Section 5.16. The Seller and the Buyer agree to comply in all material respects with the terms of the Bidding Procedures Order and agree that to the extent there is a conflict between this Agreement and the Bidding Procedures Order, the Bidding Procedures Order shall govern in all respects. Seller shall declare the Auction Period closed not later than August 30, 2005. Notwithstanding the foregoing but subject to the Buyer’s rights under Section 5.16 of this Agreement, the Buyer’s remedies for a failure of the Auction Period to end on August 30, 2005 shall be either (i) to seek specific performance of this Section 5.17 and the Bidding Procedures Order or (ii) to terminate this Agreement in accordance with Section 8.1(j).

          5.18        Non-Competition; Non-Disparagement.

          (a)       Non-Competition. During the period beginning on the Closing Date and ending on the fifth (5th) anniversary thereof, neither the Seller nor ICC will, directly or indirectly, alone or in conjunction with any Entity (as defined below), own, manage, operate or control or participate in the ownership, management, operation or control of, or become associated, as an employee, director, officer, advisor, agent, consultant, principal, partner, member or independent contractor with or lender to, any person, enterprise, firm, partnership, corporation, limited liability entity, cooperative or other entity (collectively, an "Entity”), other than the Buyer, engaged in or aiding others to engage in, nor will the Seller or ICC itself engage in, the PFI Business or any business substantially similar thereto anywhere in the world, provided that the Seller’s or ICC’s ownership of less than 5% of the outstanding voting shares of any publicly held company shall not constitute a violation of this Section. Notwithstanding the foregoing, the Seller shall be allowed to engage in the activities contemplated in the Collateral Agreements.

          (b)       Non-Disparagement. From and after the date hereof, none of the Seller, ICC or Leiner will, directly or indirectly, alone or in connection with any Entity, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparage or criticize in any way the other parties hereto or any of their Affiliates, or any products or services offered by any of these, nor shall the Seller, ICC or Leiner engage in any conduct or make any other statement that could reasonably be expected to impair the goodwill of any of these, or the reputation or marketing of any such party’s products or services, in each case except to the extent required by Law, and then only after consultation with the party affected by such conduct or statement.

          5.19        Inventory Build. The Seller shall produce certain products such that inventory of such products available at the Edison Facility on the Closing Date shall be in the amounts set forth on Section 6.2(k) of the Seller Disclosure Schedule. Except as provided in the following sentence, if this Agreement is terminated for any reason, the Buyer shall purchase from the Seller the specific products listed in Part A of Section 6.2(k) of the Seller Disclosure Schedule in the amounts and for the prices set forth next to such products in Part A of Section 6.2(k) of the Seller Disclosure Schedule. The Buyer shall not be required to purchase from the Seller the specific products listed in Part A of Section 6.2(k) if (a) this Agreement is terminated pursuant to Section 8.1(n) or (b) this agreement is terminated by the Bankruptcy Court due to an objection to the Transaction or this Agreement by a lender providing "debtor-in-possession” financing to the Seller.

ARTICLE VI

CONDITIONS TO CLOSING

          6.1        Conditions to the Obligations of the Seller and the Buyer. The obligations of the Seller and the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by both the Buyer and the Seller, on or prior to the Closing Date, of each of the following conditions:

          (a)        there shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement;

          (b)        the Bankruptcy Court shall have approved and entered the Sale Order in the Bankruptcy Case and such Sale Order shall not have been reversed, stayed or modified in any material respect prior to the Closing Date; and

          (c)        all consents set forth in Section 6.1(c) of the Seller Disclosure Schedule shall have been obtained or waived.

          6.2        Conditions to the Obligation of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Buyer on or prior to the Closing Date of each of the following conditions:

          (a)        Each of the representations and warranties of the Seller contained in Article III shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of the Closing Date;

          (b)        The Seller shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing;

          (c)        The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by the Seller’s chief executive officer or chief financial officer, as to the fulfillment of the conditions set forth in Section 6.2(a) and Section 6.2(b);

          (d)        The Seller shall have achieved the delivery performance levels as specified in Section 6.2(d) of the Seller Disclosure Schedule for the customers listed in Section 6.2(d) of the Seller Disclosure Schedule;

          (e)        The Seller shall have delivered to the Buyer all the documents listed in Section 6.2(e) of the Seller Disclosure Schedule;

          (f)        The Buyer shall have obtained the Permits set forth in Section 6.2(f) of the Seller Disclosure Schedule;

          (g)        The Buyer shall have received the ANDAs, 505(b)(2)s and NDAs transferred from the Seller pursuant to Section 5.11 hereof;

          (h)        The Seller shall have delivered to the Buyer a certificate (the "Trade Payables Certificate”), executed by the Chief Financial Officer of the Seller, setting forth the amount and the party to which such amount is owed with respect to specified trade accounts payable related solely to the PFI Business;

          (i)        To the extent not already provided by the Seller to the Buyer, the Seller shall provide the Buyer with copies of any Contracts related to trade accounts payable listed on the Trade Payables Certificate;

          (j)        The Seller shall have executed and delivered to the Buyer the Bill of Sale and the Intellectual Property Instruments;

          (k)        The Seller shall have specific product inventory on hand at the Edison Facility in the amounts specified for each such product on Section 6.2(k) of the Seller Disclosure Schedule; and

          (l)        The Seller shall have complied with ISRA and shall have provided the Buyer with:

(i) evidence of the Seller’s compliance, including, where applicable, a copy of a "No Further Action Letter” or other document from the New Jersey Department of Environmental Protection stating that the Seller has complied with ISRA; and

(ii) copies of (A) all approval letters from the New Jersey Department of Environmental Protection with respect to any clean-up plans, including the May 28, 1993 letter and (B) all semi-annual progress reports that have been filed through the Closing Date.

          6.3        Conditions to the Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Seller on or prior to the Closing Date of each of the following conditions:

          (a)        Each of the representations and warranties of the Buyer contained in Article IV shall be true and correct (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of the Closing Date;

          (b)        The Buyer shall have duly performed and complied in all material respects with all other agreements contained herein required to be performed or complied with by them at or before the Closing;

          (c)        The Buyer shall have delivered to the Seller a certificate, dated the Closing Date and signed by a senior executive officer of the Buyer, as applicable, as to the fulfillment of the conditions set forth in Section 6.3(a) and Section 6.3(b); and

          (d)        The Buyer shall have executed and delivered to the Seller the Assumption Agreement.

ARTICLE VII

SURVIVAL; REMEDIES

          7.1        No Survival of Representations and Warranties. The representations, warranties and covenants contained in this Agreement, or in any certificate delivered in connection with this Agreement (other than the covenants contained in Article I, Article II, Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.18, 5.19, Article VII and Article X of this Agreement) shall not survive the Closing, and any and all breaches of such representations and warranties and covenants shall be deemed waived as of the Closing.

          7.2        Remedies.

          (a)        The parties hereto acknowledge and agree that, in addition to the remedy of specific performance set forth in subsection (c) below, the following remedies will be available upon the following occurrences:

(i) the sole remedy for a breach of any representation or warranty made by the Seller, or any covenant required to be performed by the Seller prior to the Closing, shall be the Buyer’s option to terminate this Agreement pursuant to and to the extent permitted by Section 8.1 and following any such termination pursuant to Section 8.1, to receive the Break-Up Fee to the extent permitted by Section 8.3(b), and to receive the Escrow Amount (if any) and the Cash Deposit.

(ii) the sole remedy for a breach of any representation or warranty made by the Buyer, or any covenant required to be performed by the Buyer prior to the Closing, shall be the Seller’s option to terminate this Agreement pursuant to and to the extent permitted by Section 8.1.

          (b)        If any party hereto seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such Action shall be entitled to recover from the non-prevailing party, in addition to the remedies provided in Section 8.1, all costs incurred in connection with such Action, including without limitation reasonable legal fees, expenses and costs incurred at the trial court, all appellate courts and during negotiations.

          (c)        The parties hereto recognize that in the event any party hereto should refuse to perform under the provisions of this Agreement, monetary damages alone may not be adequate. The non-breaching party shall therefore be entitled, in lieu of any other remedies available at law or in equity, to obtain specific performance of the terms of this Agreement. Any Action to enforce this Agreement specifically may be pleaded in the alternative together with any Action to seek the other remedies set forth in subsection (b) above. In the event of any Action to enforce this Agreement specifically, each party hereto hereby waives the defense that there is an adequate remedy at law.

ARTICLE VIII

TERMINATION

          8.1        Termination of Agreement. This Agreement may be terminated prior to the Closing Date as follows:

          (a)        at any time prior to the Closing Date, by the written consent of each of the Seller and the Buyer;

          (b)        by either the Seller or the Buyer if the Closing has not occurred on or before September 23, 2005 (as may be extended by written agreement of the parties hereto, entered into in their sole discretion, the "Outside Date”); provided, however, that the terminating party is not in breach of its obligations under this Agreement in any material respect;

          (c)        by either the Seller or the Buyer, if there shall be any Applicable Law that makes the consummation of the Transaction illegal or otherwise prohibited (and such Applicable Law is not overturned or otherwise made inapplicable to the Transaction within a period of ninety (90) days after enactment of such Applicable Law) or if any Order is entered by a Governmental Entity of competent jurisdiction having valid enforcement authority permanently restraining, prohibiting or enjoining the Seller or the Buyer from consummating the Transaction and such Order shall become final and non-appealable;

          (d)        by the Buyer, so long as the Buyer is then not in breach of its obligations under this Agreement in any material respect, upon a breach of any covenant or agreement of the Seller set forth in this Agreement or if any representation or warranty of the Seller shall have been or becomes untrue, in each case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied and such breach or untruth is not cured by the earlier of (i) the Outside Date or (ii) thirty (30) Business Days after the date on which the Seller received notice thereof from the Buyer;

          (e)        by the Seller, so long as the Seller is not then in breach of its obligations under this Agreement in any material respect, upon a breach of any covenant or agreement of the Buyer set forth in this Agreement, or if any representation or warranty of the Buyer shall have been or becomes untrue, in each case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied and such breach or untruth is not cured by the earlier of (i) the Outside Date or (ii) thirty (30) Business Days after the date on which the Buyer receives notice thereof from the Seller;

          (f)        by the Buyer, if a Material Adverse Effect with respect to the Seller occurs and is continuing and such matter is incapable of being remedied or cured on or before the Outside Date;

          (g)        by the Seller, if a material adverse effect with respect to Buyer occurs and is continuing and such matter is incapable of being remedied or cured on or before the Outside Date;

          (h)        by the Seller, if the Seller executes and delivers an agreement or agreements with respect to one or more Alternative Transactions;

          (i)        by the Buyer, if the Seller executes and delivers an agreement or agreements with respect to one or more Alternative Transactions;

          (j)        by the Buyer, if the Auction Period shall not have ended on or prior to August 30, 2005;

          (k)        by the Buyer, if the Bankruptcy Case is dismissed or converted to chapter 7 of the Bankruptcy Code or a trustee or examiner is appointed for the Seller;

          (l)        by the Buyer, if (i) the Seller does not file with the Bankruptcy Court on or before the third (3rd) Business Day following the date of this Agreement the Bidding Procedures Motion and thereafter use its commercially reasonable efforts to serve the Bidding Procedures Motion as required by orders of the Bankruptcy Court or applicable rules in existence at 10:00 AM (New York City time) on the Business Day prior to the day the Bidding Procedures Motion is filed; (ii) the Bidding Procedures Order shall not have been entered on or before the thirtieth (30th) day after the date hereof, provided, however, that the Buyer shall not be entitled to exercise its rights under this clause if the Bidding Procedures Order has been entered by the Bankruptcy Court prior to the Buyer exercising such rights; or (iii) following entry of the Bidding Procedures Order, the Bidding Procedures Order is revised, revoked, voided, vacated, modified or stayed by an Order of any Governmental Authority in any manner that is materially adverse to the Buyer (a "Modifying Order”) and such Modifying Order is not reversed, revoked, voided, vacated, stayed or further modified within thirty (30) days such that the Bidding Procedures Order is in full force and effect;

          (m)        by the Buyer, if (i) the Sale Order has not been entered by the Bankruptcy Court within ninety (90) days after the date hereof, provided, however, that the Buyer shall not be entitled to exercise its rights under this clause if the Sale Order has been entered by the Bankruptcy Court prior to the Buyer exercising such rights; or (ii) following entry of the Sale Order, the Sale Order is materially and adversely modified by a Modifying Order and such Modifying Order is not reversed, revoked, voided, vacated, stayed or further modified within thirty (30) days such that the Sale Order is in full force and effect. The Sale Order shall have become final and non-appealable before the eleventh (11th) day following the entry of the Sale Order. The Sale Order shall contain a finding by the Bankruptcy Court that the transactions contemplated hereby are in good faith and otherwise satisfy the provisions of Section 363, including 363(m) of the Bankruptcy Code; and

          (n)        by the Buyer, if (i) a lender providing "debtor-in-possession” financing to the Seller does not permit the transfer of the Acquired Assets to the Buyer or (ii) any "debtor-in-possession” financing provided to the Seller is terminated for any reason.

          8.2        Effect of Termination. No termination of this Agreement pursuant to Section 8.1 shall be effective until notice thereof shall be given to the non-terminating party specifying the provision hereof pursuant to which such termination is made. If validly terminated pursuant to Section 8.1, this Agreement shall become wholly void and of no further force and effect without liability to the Buyer, the Seller, or any of their respective Subsidiaries, Affiliates, officers, directors, managers, employees, agents, advisors or other representatives, and each shall be fully released and discharged from any other liability or obligation under or resulting from this Agreement and the Buyer shall have no other remedy or cause of action under or relating to this Agreement or any Applicable Law including, without limitation, for reimbursement of expenses, except that the rights and obligations of the parties under the Deposit Escrow Agreement, this Section 8.2 and Sections 2.4(c), 5.6, 8.3, 8.4 and Article X of this Agreement shall remain in full force and effect. Notwithstanding anything to the contrary in the foregoing, the parties agree that in the event specific performance is sought and obtained pursuant to Article VII hereof, the Agreement will remain in full force and effect such that the transactions contemplated hereunder may be consummated in accordance with the terms hereof.

          8.3        Termination Payments.

          (a)       Expense Reimbursement. The Seller shall be obligated to pay the Buyer, in cash, an aggregate amount not to exceed $375,000 on account of the Buyer’s reasonable expenses (the "Expense Reimbursement”) in the event that the Agreement is terminated pursuant to Section 8.1(d), Section 8.1(h), or Section 8.1(i), provided that the Buyer is not in material breach of any provision of this Agreement. Payment of the Expense Reimbursement shall be made no later than five (5) Business Days following receipt by the Seller of written notice from the Buyer describing the Buyer’s Expenses that are due in reasonable detail; provided, however, that if the Expense Reimbursement is payable as a result of a termination of this Agreement by the Buyer pursuant to Section 8.1(i), the Expense Reimbursement shall be payable upon the closing of the Alternative Transaction out of the proceeds thereof or, if such Alternative Transaction does not close by the date required thereby, on the next succeeding Business Day out of the deposit received in respect of such Alternative Transaction.

          (b)       Break-Up Fee. In addition to the Expense Reimbursement, the Seller shall be obligated to pay as liquidated damages to the Buyer, in cash, the sum of $750,000 (the "Break-Up Fee”) in the event this Agreement is terminated pursuant to Section 8.1(h) or Section 8.1(i) of this Agreement, provided that the Buyer is not in material breach of any provision of this Agreement at the time of such termination and the Seller closes such Alternative Transaction. The Break-up Fee shall be payable with respect to terminations pursuant to Section 8.1(h) or 8.1(i) upon the closing of the Alternative Transaction out of the proceeds thereof. Upon return of the Cash Deposit as set forth in Section 2.3 and payment of the Break-Up Fee, the Seller and its Affiliates and their respective Subsidiaries, officers, directors, employees, agents, advisors or other representatives, shall be fully released and discharged from any liability or obligation under or resulting from this Agreement (including, without limitation, any rights to specific performance pursuant to Article VII hereof) and the Buyer shall not have any other remedy or cause of action under or relating to this Agreement or any Applicable Law including, without limitation, for reimbursement of expenses. The Seller’s obligation to pay the Break-Up Fee shall constitute an administrative expense of the Seller under sections 503(b)(1) and 507(a)(1) of the Bankruptcy Code.

          (c)       Cash Deposit. Upon termination of this Agreement, the Cash Deposit shall be released in accordance with Section 2.3 and the Deposit Escrow Agreement.

ARTICLE IX

DEFINITIONS

          9.1        Definition of Certain Terms. The terms defined in this Article IX, whenever used in this Agreement (including in the Sections of the Seller Disclosure Schedule), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references herein to a Section or Article are to a Section or Article of this Agreement, unless otherwise indicated and the words "hereof” and "hereunder” shall be deemed to refer to this Agreement as a whole and not to any particular provision. The words "includes” and "including” shall be deemed to be followed by the words "without limitation” whenever used.

Acquired Accounts Receivable: the meaning set forth in Section 1.1(f).

Acquired Assets: the meaning set forth in Section 1.1.

Acquired Books and Records: the meaning set forth in Section 1.1(h).

Acquired Claims: the meaning set forth in Section 1.1(g).

Acquired Contracts: the meaning set forth in Section 1.1(e).

Acquired Goodwill: the meaning set forth in Section 1.1(i).

Acquired Information Technology: the meaning set forth in Section 1.1(l).

Acquired Intellectual Property: the meaning set forth in Section 1.1(d).

Action: any action, suit, arbitration, claim, inquiry, proceeding or investigation by or before any Governmental Entity of any nature, civil, criminal, regulatory or otherwise, at law or in equity.

Adjusted Purchase Price: the meaning set forth in Section 2.4(a).

Affiliate: with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. "Control” (including the terms "controlled by” and "under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Agreement: the meaning set forth in the preamble.

Alternative Transaction: the meaning set forth in Section 5.17.

ANDAs: every pending or approved application submitted under section 505 of the Federal Food, Drug, and Cosmetic Act (21 U.S.C.ss.355) owned or controlled by Seller.

Applicable Law: with respect to any Person, any Law applicable to such Person or its business, properties or assets.

Assumed Liabilities: the meaning set forth in Section 1.3.

Assumption Agreement: the meaning set forth in Section 2.2(c).

Auction Period: the meaning set forth in Section 5.17.

Auditor: the meaning set forth in Section 2.5(b).

B Principal Amount: the meaning set forth in Section 2.5(c).

B Shortfall Principal Amount: the meaning set forth in Section 2.5(c).

Bankruptcy Case: the meaning set forth in the recitals.

Bankruptcy Code: the meaning set forth in the recitals.

Bankruptcy Court: the meaning set forth in the recitals.

Bidding Procedures: the meaning set forth in Section 5.16.

Bidding Procedures Motion: the meaning set forth in Section 5.16.

Bidding Procedures Order: the meaning set forth in Section 5.16.

Bill of Sale: the meaning set forth in Section 2.2(a).

Break-Up Fee: the meaning set forth in Section 8.3(b).

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close. Any event the scheduled occurrence of that would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

Buyer: the meaning set forth in the preamble.

Buyer Disclosure Schedule: the meaning set forth in the preamble.

Buyer Representatives: the meaning set forth in Section 5.2(d).

Buyer's Accountant: the meaning set forth in Section 2.5(a).

Cash Deposit: the meaning set forth in Section 2.3.

Closing: the meaning set forth in Section 2.1.

Closing Balance Sheet: the meaning set forth in Section 2.5(a).

Closing Date: the meaning set forth in Section 2.1.

Closing Net Working Capital Amount: the meaning set forth in Section 2.5(a).

COBRA: the Consolidated Omnibus Reconciliation Act of 1985, as amended.

COBRA Coverage: the meaning set forth in Section 5.7(c).

Code: the Internal Revenue Code of 1986, as amended.

Collateral Agreements: the Escrow Agreement, Deposit Escrow Agreement, the Assumption Agreement and the Bill of Sale.

Competing Bidder: a potential bidder (i) that timely delivers (y) an executed confidentiality agreement in form and substance satisfactory to the Seller and (z) current audited financial statements of the potential bidder or, if the potential bidder is an entity formed for the purpose of acquiring the Acquired Assets, current audited financial statements of the equity holder(s) of the potential bidder or such other form of financial disclosure acceptable to the Seller and its advisors demonstrating such potential bidder’s ability to close a proposed transaction and (ii) that the Seller in its business judgment determines is financially able to consummate the purchase of the Acquired Assets.

Contract: any agreement, contract, license, lease, commitment, instrument, undertaking or arrangement, whether written or oral.

Copyrights: the meaning set forth in Section 9.1.

Cure Amount: the meaning set forth in Section 1.5.

Deposit Escrow Agent: the meaning set forth in Section 2.3.

Deposit Escrow Agreement: the meaning set for in Section 2.3.

Determination Date: the meaning set forth in Section 2.5(c).

Edison Facility: the Seller's Edison, New Jersey manufacturing facility located at 460 Plainfield Avenue.

Employee: any individual who is employed in or a consultant to the PFI Business.

Employee Benefit Plan: each written or unwritten "employee benefit plan”, as such term is defined under section 3(3) of ERISA, whether or not subject to ERISA, and each employment, bonus, incentive or deferred compensation, severance, retention, change of control, insurance stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other plan, program, arrangement, agreement, policy or understanding covering current or former Employees or their beneficiaries and dependents and to which the Seller contributes or is legally obligated to contribute to or is a party or under which the Seller may have or incur any liability.

Entity: the meaning set forth in Section 5.18(a).

Environmental Law: any Law regulating or relating to the protection of human health, safety, natural resources or the environment, including, without limitation, laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of Hazardous Substances.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

Estimated Adjustment: the meaning set forth in Section 2.4(b).

Excess Principal Amount: the meaning set forth in Section 2.5(c). Expense Reimbursement: the meaning set forth in Section 8.3(a).

Escrow Account: the meaning set forth in Section 2.8.

Escrow Agent: the meaning set forth in Section 2.8.

Escrow Agreement: the meaning set forth in Section 2.8

Escrow Amount: the meaning set forth in Section 2.4.

Estimated Net Working Capital: the meaning set forth in Section 2.4(b).

Excess Principal Amount: the meaning set forth in Section 2.5(c).

Excluded Assets: the meaning set forth in Section 1.2.

Excluded Liabilities: the meaning set forth in Section 1.4.

Final Closing Balance Sheet: the meaning set forth in Section 2.5(b).

Final Net Working Capital Amount: the meaning set forth in Section 2.5(c).

Financial Statement: the meaning set forth in Section 3.4.

505(b)(2): any pending or approved applications filed under Sections 505(b)(2) or 505(j) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Sections 355(b)(2) and 355(j), respectively)..

GAAP: the meaning set forth in Section 2.5(a).

Governmental Authority: any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign.

Governmental Entity: a domestic or foreign national, federal, state, provincial or local governmental, regulatory or administrative authority, department, agency, commission, court, tribunal, arbitral body, or self-regulated activity.

Hazardous Substances: any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a "hazardous waste,” "hazardous substance,” "toxic substance” or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

ICC: ICC Industries, Inc., a New York corporation.

Intellectual Property: all trademarks, service marks, trade names, trade dress, logos, slogans, and general intangibles of like nature, including all goodwill associated with the foregoing, domain names and registrations and applications to register or renew the registration of any of the foregoing (collectively, "Trademarks”), copyrights, designs, Software, Internet Web sites, mask works and other semiconductor chip rights, and similar rights and registrations and applications to register or renew the registration of any of the foregoing (collectively, "Copyrights”), patents and patent applications (collectively, "Patents”), Trade Secrets, ANDAs, and all similar intellectual property and proprietary rights and rights under licenses and agreements related thereto.

Intellectual Property Instruments: the meaning set forth in Section 2.2(b).

Interest Rate: the meaning set forth in Section 2.5(c).

IP Contracts: the meaning set forth in Section 3.11.

ISRA: the New Jersey Industrial Site Recovery Act.

KERP: the meaning set forth in Section 5.1(f).

Konsyl: the meaning set forth in the recitals.

Law: any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by a Governmental Entity.

Liabilities: any and all debts, losses, liabilities, claims (including claims as defined in the Bankruptcy Code), damages, expenses, fines, costs, royalties, proceedings, deficiencies or obligations (including those arising out of any Action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, and whether or not resulting from third party claims, and any reasonable out-of-pocket costs and expenses (including reasonable legal counsels’, accountants’, or other fees and expenses incurred in defending any Action or in investigating any of the same or in asserting any rights hereunder), but not including consequential, exemplary, special and punitive damages and lost profits.

Licenses: all material written licenses and agreements as of the date hereof to which the Seller or a Seller Subsidiary is a party, pursuant to which (i) the Seller or a Subsidiary of the Seller permits any Person to use any of the Acquired Intellectual Property owned by the Seller or a Subsidiary of the Seller, or (ii) any Person permits the Seller or a Subsidiary of the Seller to use any intellectual property not owned by the Seller or a Subsidiary of the Seller that is necessary for the conduct of the PFI Business as currently conducted.

Licensees: the meaning set forth in Section 5.15(a).

Lien: any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

LOI: the meaning set forth in Section 5.2(d).

Material Adverse Effect: any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the PFI Business taken as a whole, other than any event, occurrence, fact, condition, change or effect that results or arises from or relates to (i) changes in (a) economic, regulatory, or political conditions, financial, securities or other market conditions, (b) the industry in which the Seller operates or (c) laws, regulations or accounting standards, principles or interpretations, or (ii) the commencement of the Bankruptcy Case.

Material Contracts: the meaning set forth in Section 3.11.

Modifying Order: the meaning set forth in Section 8.1(l).

Net Working Capital: the meaning set forth in Section 2.5(a).

NDAs: New Drug Applications for products sold pursuant to the PFI Business.

Non-Acquired Business: the meaning set forth in the recitals.

Order: any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

Outside Date: the meaning set forth in Section 8.1(b).

Owned Intellectual Property: the meaning set forth in Section 3.9(a).

Patents: the meaning set forth in Section 9.1.

Permits: the meaning set forth in Section 1.1(j).

Permitted Liens: (i) all Liens and exceptions set forth in Section 5.1(d) of the Seller Disclosure Schedule, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising in the ordinary course of business by operation of Law with respect to one or more Liabilities that are not yet due and delinquent, and that are not, in the aggregate, material in amount and (iii) Liens that, pursuant to section 363(f) of the Bankruptcy Code, will be released upon entry of the Sale Order.

Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

Petition: the meaning set forth in the recitals.

PFI Business: the meaning set forth in the recitals.

PFI Inventory: the meaning set forth in Section 1.1.

PFI Marks: the meaning set forth in Section 5.15(a).

Pre-Closing Tax Period: all taxable periods ending on or prior to the Closing Date and the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date.

Products: the meaning set forth in the recitals.

Purchase Price: the meaning set forth in Section 2.4.

Rebate Obligations: the meaning set forth in Section 3.21(c).

Reference Balance Sheet: the balance sheet of the Seller as of April 2, 2005 provided in Section 9.1 of the Seller Disclosure Schedule.

Regulatory Authorizations: the meaning set forth in Section 5.2(b).

Restriction Period: the meaning set forth in Section 5.18(a).

Sale Motion: the meaning set forth in Section 5.16.

Sale Order: the meaning set forth in Section 3.1(b).

Security: the meaning set forth in Section 3.28.

Seller: the meaning set forth in the preamble.

Seller Disclosure Schedule: the meaning set forth in the preamble.

Seller's Accountant: the meaning set forth in Section 2.5(a).

Shortfall Principal Amount: the meaning set forth in Section 2.5(c).

Software: means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, and all related documentation, tapes and manuals, in any and all forms and media.

Subsidiary or subsidiary: with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profit interests, in the case of a partnership; or (ii) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

Superior Transaction: one or more proposals made by one or more third parties for one or more Alternative Transactions that represent, alone or in the aggregate, in the Seller’s sole discretion, a higher or better offer for the PFI Business or portions thereof and/or other assets of the Seller than the offer made by the Buyer for the PFI Business, pursuant to the terms of this Agreement.

Target Net Working Capital: the meaning set forth in Section 2.4(b).

Tax: means all U.S. or non-U.S. federal, national, state, provincial or local taxes, assessments, levies or other governmental charges in the nature of taxes, including all income, franchise, withholding, payroll, unemployment insurance, social security, sales, use, excise, real and personal property, stamp, transfer, VAT and workers’ compensation taxes, together with all interest, penalties and additions payable with respect thereto imposed by any Governmental Entity or other taxing authority. For purposes of this Agreement, "Taxes” also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulation § 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes as a transferee or successor, by contract or otherwise.

Tax Return: means any return or report required to be supplied to a taxing authority relating to Taxes.

Trade Payables Certificate: the meaning set forth in Section 6.2(h).

Trade Secrets: means all inventions, processes, discoveries, improvements, practices, methods, technology, process sheets, mixing instructions, recipes, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

Trademarks: the meaning set forth in Section 9.1.

Transaction: the meaning set forth in the recitals.

Transfer Tax: all excise, sales, use, value added, transfer (including real property transfer), transfer gains, gross receipts, stamp, documentary, filing, recordation, registration, conveyance, license and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties arising out of or in connection with or attributable to the transactions contemplated by this Agreement.

Transitional License: the meaning set forth in Section 5.15(a).

Transitional Sublicense: the meaning set forth in Section 5.15(a).

WARN: the meaning set forth in Section 5.7(d).

WARN Obligations: the meaning set forth in Section 5.7(d).

Working Capital Excess: the meaning set forth in Section 2.5(c).

Working Capital Shortfall: the meaning set forth in Section 2.5(c).

ARTICLE X

GENERAL PROVISIONS

          10.1        Expenses. Except as otherwise specifically provided in this Agreement, the Seller, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the Transaction, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Transaction is effected.

          10.2        Certain Limitations. It is the explicit intent and understanding of each of the parties that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles III and IV and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in such Articles.

          10.3        Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax, as follows:

          (i)        if to the Seller,

Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, NJ 08818
Fax: (732) 819-3330
Telephone: (732) 985-7100
Attention: General Counsel

and

ICC Industries Inc.
460 Park Avenue
7th Floor
New York, NY 10011

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Fax: (212) 806-6006
Telephone: (212) 806-5400
Attention: Jeffrey S. Lowenthal

          (ii)        if to the Buyer,

Leiner Health Products, L.L.C.
901 E. 233rd St.
Carson, CA 90745
Fax: (310) 952-7763
Telephone: (310) 835-8400
Attention: President or Chief Executive Officer

and

North Castle Partners, L.L.C.
183 East Putnam Avenue
Greenwich, Connecticut 06830
Fax: (203) 862-3273
Telephone: (203) 862-3250
Attention: Peter J. Shabecoff

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax: (212) 909-6836
Telephone: (212) 909-6000
Attention: Steven R. Gross, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

          All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the fifth (5th) Business Day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered or (iv) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

          10.4        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

          10.5        Assignment; Successors. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective parties hereto.

          10.6        Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

          10.7        Entire Agreement. This Agreement (including the Seller Disclosure Schedule, the Buyer Disclosure Schedule and the other Exhibits attached hereto or referred to herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Any information disclosed in each section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed disclosed solely with respect to such section and any matter disclosed in any subsection of a section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed disclosed solely with respect to such subsection.

          10.8        Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

          10.9        Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE AND THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICT OF LAWS PROVISION THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

          10.10        Consent to Jurisdiction, etc.

          (a)         Without limiting any party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transaction, and (ii) any and all Actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.3; provided, however, that if the Bankruptcy Case has closed, the parties agree to irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute.

          (b)        Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought in any court specified in Section 10.10(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

          (c)        Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3; provided, however, that such service shall not be effective until the actual receipt thereof by the party being served. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          10.11        Waiver of Punitive and Other Damages and Jury Trial.

          (a)        THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

          (b)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

          (c)        EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

          10.12        No Third-Party Beneficiaries. Except as expressly set forth herein, no provision of this Agreement is intended to, or shall, confer any third-party beneficiary or other rights or remedies upon any Person other than the parties hereto. Except as expressly set forth in Section 5.7 hereof, no provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee of the Seller or any Subsidiaries of the Seller (including any beneficiary or dependent thereof) in respect of continued employment by the Seller or any Subsidiaries of the Seller or otherwise.

          10.13        Right to Rely. Notwithstanding any right of the Buyer (whether or not exercised) to investigate the affairs of the Seller and its Subsidiaries or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, the Seller, on the one hand, and the Buyer, on the other hand, has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement.

          10.14        Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          10.15        Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

          10.16        Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include,” "includes” and "including” do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation."

          10.17        Interpretation. The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.

          10.18        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

LEINER HEALTH PRODUCTS L.L.C.

By: /s/ Gail K. Bensussen Name: Title:

PHARMACEUTICAL FORMULATIONS, INC.

By: /s/ James C. Ingram Name: Title:

Acknowledged and Agreed solely with respect to Sections 5.2, 5.6, 5.12 and 5.18: ICC INDUSTRIES, INC. By: /s/ John J. Farber Name: Title:

Exhibit A:           Seller Disclosure Schedule

Exhibit B:           Buyer Disclosure Schedule

Exhibit C:           Bill of Sale

Exhibit D:           Assumption Agreement

Exhibit E:           Deposit Escrow Agreement

Exhibit F:           Escrow Agreement

Exhibit G:           Bidding Procedures Motion

Exhibit H:           Sale Motion

Exhibit I:           Bidding Procedures Order

Exhibit J:           Sale Order